UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Christopher & Banks Corporation
(Name of Registrant as Specified In Its Charter)

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Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Christopher & Banks Corporation to be held on Thursday, June 27, 2013 at 3:00 p.m. local time.

The following pages include a formal notice of the Annual Meeting and the proxy statement. The proxy statement describes and provides information on the matters to be acted on at the Annual Meeting. It is important that your shares be represented at the Annual Meeting, regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through the voting options available to you as described in the proxy statement.

On behalf of management and our Board of Directors, we thank you for your continued support of Christopher & Banks Corporation. We look forward to you joining us at the 2013 Annual Meeting of Stockholders.

Sincerely,

LuAnn Via
President and Chief Executive Officer

Christopher & Banks Corporation
2400 Xenium Lane North
Plymouth, Minnesota 55441

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME:	3:00 p.m. local time on Thursday, June 27, 2013

PLACE:	Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500, Minneapolis, Minnesota

ITEMS OF BUSINESS:	1.	To elect eight directors as nominated by our Board of Directors to each serve a one-year term.

	2.	To approve the Christopher & Banks Corporation 2013 Directors' Equity Incentive Plan.

	3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014.

	4.	To approve the compensation of our named executive officers.

	5.	To conduct other business that properly comes before the Annual Meeting or any adjournment of the Annual Meeting.

ANNUAL REPORT AND PROXY STATEMENT:	A copy of our proxy statement and annual report is available at https://materials.proxyvote.com/171046.

DATE OF MAILING OR AVAILABILITY:	This Notice of Annual Meeting of Stockholders and the proxy statement are first being mailed or made available, as the case may be, to stockholders on or about May 14, 2013.

RECORD DATE:	You may vote at the Annual Meeting if you were a stockholder of record of Christopher & Banks Corporation as of the close of business on May 1, 2013.

PROXY VOTING:	Your vote is important to us. You may vote via proxy:

	1.	By visiting www.proxyvote.com on the Internet;

	2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or

	3.	By signing and returning the enclosed proxy card if you received paper copies of the proxy materials.

As we have for the past several years, we are furnishing proxy materials to certain stockholders over the Internet. This expedites stockholders' receipt of proxy materials, and also lowers the costs and reduces the environmental impact of our Annual Meeting. On May 14, 2013, we began mailing to our stockholders a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access our 2013 proxy statement and annual report and vote online. If you received the Notice and would like to receive a copy of the printed proxy materials, the Notice contains instructions on how you can request copies of these documents.

We hope you will be able to attend the Annual Meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting.

By Order of the Board of Directors

Luke R. Komarek
Secretary

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PROXY STATEMENT
FOR THE
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 27, 2013

The Board of Directors (the "Board") of Christopher & Banks Corporation (the "Company", "we", "us" and "Christopher & Banks") is soliciting proxies for use at the Christopher & Banks Corporation 2013 Annual Meeting of Stockholders to be held at 3:00 p.m. local time on Thursday, June 27, 2013, and at any adjournment of the meeting. The meeting will be held at the offices of our outside counsel, Dorsey & Whitney LLP, at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota. The proxies are being solicited for the following purposes:

1.              To elect eight directors as nominated by the Board to each serve a one-year term;

2.              To approve the Christopher & Banks Corporation 2013 Directors' Equity Incentive Plan ("2013 Directors' Equity Incentive Plan").

3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014;

4.              To approve the compensation of our named executive officers (the "Say-on-Pay Proposal"); and

5.              To conduct other business that properly comes before the meeting or any adjournment of the meeting.

Under rules adopted by the Securities and Exchange Commission ("SEC"), we are providing certain of our stockholders with the 2013 Annual Meeting proxy materials over the Internet, rather than sending printed copies of those materials through the mail. A Notice of Internet Availability of Proxy Materials ("Notice") is being mailed to all of our stockholders, except those who have previously provided instructions to receive paper copies of our proxy materials, which materials are being emailed to them as described below. The Notice contains instructions on how stockholders may access our 2013 proxy statement and annual report and vote their shares. The Notice also contains instructions on how to request our proxy materials in printed form or by email, at no charge, if a stockholder so desires.

Our Board is soliciting your proxy to be used at the Annual Meeting. When you sign the proxy card, you appoint LuAnn Via, our Chief Executive Officer and a director; Peter G. Michielutti, our Chief Financial Officer; and Luke R. Komarek, our General Counsel, as your representatives at the Annual Meeting. One or all of these individuals, or a substitute if necessary, will vote your shares at the Annual Meeting as you have instructed them on the proxy card. If you sign and deliver your proxy card, but you do not provide voting instructions, your proxy representative will vote in favor of the eight nominees for director and, subject to applicable rules and regulations, in favor of the other three proposals, and with respect to any other matter that may be presented at the Annual Meeting, in the discretion of the proxy representative. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you complete, sign and return your proxy card in advance of the Annual Meeting, as your plans may change.

We will begin mailing the Notice or the proxy materials to our stockholders on or about May 14, 2013.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on June 27, 2013:

Our proxy statement and 2013 Annual Report to Stockholders are available at https://materials.proxyvote.com/171046.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

When and where will the Annual Meeting take place?

The Annual Meeting will be held on Thursday, June 27, 2013, at 3:00 p.m. local time, at the offices of Dorsey & Whitney LLP, at 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota.

What is the purpose of the Annual Meeting?

At our Annual Meeting, holders of our common stock will be asked to vote on the following proposals:

1.	election of eight directors to serve on the Board for one-year terms and until their successors are duly elected and qualified;

2.	approval of the 2013 Directors' Equity Incentive Plan;

3.	ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014;

4.	approval of the Say-on-Pay Proposal; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR the election of each of the eight nominees to the Board;

•	FOR the adoption of the 2013 Directors' Equity Incentive Plan;

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

•	FOR the approval of the Say-on-Pay Proposal.

Will any other business be considered at the meeting?

Our by-laws provide that a stockholder may present a proposal at the Annual Meeting that is not included in this proxy statement only if proper written notice was received by us. No stockholder has given the timely notice required by our by-laws in order to present a proposal at the Annual Meeting. Our Board does not intend to present any other matters for a vote at the Annual Meeting.

Who is entitled to attend and vote at the Annual Meeting?

All stockholders who own shares of Christopher & Banks common stock, par value $0.01 per share (the "Common Stock") at the close of business on May 1, 2013 (the "Record Date"), or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof. Registration begins at 2:30 p.m. local time on the date of the Annual Meeting.

Holders of our Common Stock at the close of business on the Record Date are entitled to vote at our Annual Meeting. As of May 1, 2013, 36,318,762 shares of our Common Stock were outstanding and entitled to vote.

How many votes do I have?

You have one vote for each share of our Common Stock that you owned on the Record Date.

How many votes may be cast by all stockholders?

A total of 36,318,762 votes may be cast at the Annual Meeting with respect to each proposal, consisting of one vote for each share of our Common Stock outstanding as of the Record Date. There is no cumulative voting for the election of directors.

How many shares must be present to hold the Annual Meeting?

In accordance with our by-laws, shares equal to a majority of the voting power of the outstanding shares of our Common Stock entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	you are present and vote in person at the Annual Meeting;

•	you have properly and timely submitted your vote as described below under "How do I vote my shares?"; or

•
you hold your shares in street name, as described below, and you do not provide voting instructions and your broker, bank, trust or other nominee uses its discretion to vote your shares on the ratification of the selection of our independent registered public accounting firm.

If a quorum is not present or represented at the Annual Meeting, the stockholders and proxies entitled to vote will have the power to adjourn the Annual Meeting, without notice other than an announcement at that time, until a quorum is present or represented.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote". Three of our executive officers have been designated as proxies for the Annual Meeting. These executive officers are LuAnn Via, Peter G. Michielutti and Luke R. Komarek.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the SEC, when we ask you to designate proxies to vote your shares of our Common Stock at an annual meeting of our stockholders. The proxy statement includes information regarding the matters to be acted upon at the Annual Meeting and certain other information required by the regulations of the SEC and the rules of the New York Stock Exchange ("NYSE").

What is the difference between a "stockholder of record" and a "street name" holder?

If your shares are registered directly in your name, you are considered the "stockholder of record" with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name". Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How do I vote my shares?".

How do I vote my shares?

You may vote in person at the Annual Meeting or vote by proxy as described below. If you submit your vote before the Annual Meeting using any of the following methods, your shares of stock will be voted as you have instructed:

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By Internet. You can vote your shares by Internet. The Notice and proxy card indicate the website you may access for Internet voting, using the 12-digit control number included in the Notice and proxy card. You may vote by Internet 24 hours a day. The Internet voting website has easy to follow instructions and allows you to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the Internet voting instructions you received from your broker, bank, trust or other nominee.

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By Telephone. You have the option to vote your shares by telephone. In order to vote your shares by telephone, please go to www.proxyvote.com and log in using the 12-digit control number provided on your Notice. At that site, you will be provided with a telephone number for voting. If you received paper copies of the proxy materials, the telephone number for voting is provided on the proxy card. When you vote by telephone, you will be required to enter your 12-digit control number, so please have it available when you call. As with Internet voting, you will be able to confirm that the system has properly recorded your votes. If you hold shares in street name, please follow the telephone voting instructions, if any, you received from your broker, bank, trust or other nominee.

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By Mail. If you choose to receive paper copies of the proxy materials by mail and you are a holder of record, you can vote by marking, dating and signing your proxy card and returning it by mail in the postage-paid envelope provided to you. If you choose to receive paper copies of the proxy materials by mail, and you hold your shares in street name, you can vote by completing and mailing the voting instruction form provided by your broker, bank, trust or other nominee.

Your vote is important, and we encourage you to vote promptly. Internet and telephone voting are available through 11:59 p.m. Eastern Daylight Time on Wednesday, June 26, 2013, for all shares that are entitled to vote.

Whether or not you have submitted your proxy will not affect your right to vote in person if you decide to attend the Annual Meeting. See "Can I vote my shares in person at the Annual Meeting?" below.

What does it mean if I receive more than one Notice or proxy card?

If you receive more than one Notice, proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, you will need to be sure to vote once for each account.

Can I vote my shares in person at the Annual Meeting?

Yes, if you are a stockholder of record, you may vote your shares in person at the Annual Meeting by completing a ballot at the Annual Meeting. However, if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting. If you submit your vote by proxy and later decide to vote in person at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain and bring to the Annual Meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the Annual Meeting.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by Internet and do not specify how you want to vote your shares, we will vote your shares:

•	FOR the election of each of the eight nominees to the Board;

•	FOR the approval of the 2013 Directors' Equity Incentive Plan;

•	FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014; and

•	FOR the approval of the Say-on-Pay Proposal.

When voting by telephone stockholders can choose to submit their vote on each proposal or to vote per the Board's recommendation.

Note: If you are a street name holder and fail to instruct your broker, bank, trust or other nominee how you want to vote your shares on a particular matter, those shares are considered to be "uninstructed". NYSE rules determine the circumstances under which member brokers of the NYSE may exercise discretion to vote "uninstructed" shares held by them on behalf of their clients who are street name holders. The applicable NYSE rules permit brokers to exercise discretion to vote uninstructed shares with respect to the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm. The rules do not permit member brokers to exercise discretion with respect to (i) the proposal to elect directors, (ii) the proposal to approve the 2013 Directors' Equity Incentive Plan, or (iii) the Say-on-Pay Proposal. If the broker, bank, trust or other nominee is not permitted to exercise discretion, the uninstructed shares will be referred to as "broker non-votes". For more information regarding the effect of broker non-votes on the outcome of the vote, see below under "How are votes counted?".

Your vote is very important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters to be considered at the Annual Meeting.

Can I revoke my proxy and change my vote?

Yes, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You may revoke your proxy and change your vote by:

•	submitting a later-dated and properly executed proxy card to our Corporate Secretary at the Company's address listed above, which must be received by us before the time of the Annual Meeting;

•	by delivering a written notice of revocation to our Corporate Secretary at the Company's address listed above, which must be received by us before the time of the Annual Meeting; or

•	by voting in person at the Annual Meeting.

If you voted through the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. Eastern Daylight Time on Wednesday, June 26, 2013.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

The election of the directors shall be determined by the affirmative vote of a plurality of the votes cast at the Annual Meeting. This means that since stockholders will be electing eight directors, the eight director nominees receiving the highest number of votes will be elected. The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting by the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the 2013 Directors' Equity Incentive Plan, to ratify the selection of our independent registered public accounting firm and to approve the Say-on-Pay Proposal.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for each director nominee. You may vote "FOR", "AGAINST" or "ABSTAIN" on the proposal to approve the 2013 Directors' Equity Incentive Plan, to ratify the selection of KPMG LLP as our independent registered public accounting firm and on the Say-on-Pay Proposal.

If you properly submit your proxy, but withhold authority to vote for one or more director nominees or abstain from voting on one or more of the other proposals, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you withheld authority to vote or abstained from voting. If you withhold authority to vote for one or more of the director nominees, this will have no effect on the outcome of the vote for the election of directors. With respect to the Say-on-Pay Proposal and the proposals to approve the 2013 Directors' Equity Incentive Plan and to ratify the selection of KPMG LLP as our independent registered public accounting firm, if you abstain from voting this will have the same effect as a vote against the proposal. "Broker non-votes" on any matter will not be considered as present and entitled to vote for purposes of calculating the vote on such matter.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the Annual Meeting. We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Annual Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing the final voting results.

Who will count the votes?

Broadridge Financial Solutions will count the votes and act as the inspector of election.

How can I attend the Annual Meeting?

All of our stockholders are invited to attend the Annual Meeting. We will not require tickets for admission to the Annual Meeting. However, you may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the Annual Meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. No cameras, cellular telephones, pagers or personal computing devices will be allowed to be used during the meeting, and all attendees are expected to comply with the rules of conduct for the Annual Meeting, which will be made available to those attending the meeting.

What happens if the Annual Meeting is postponed or adjourned?

If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted when the Annual Meeting is convened or reconvened. You may change or revoke your proxy until it is voted.

Will your independent registered public accounting firm participate in the Annual Meeting?

Yes. Our independent registered public accounting firm is KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting, available to answer any questions you may have and will have the opportunity to make a statement.

Are members of the Board required to attend the Annual Meeting?

Directors are encouraged, but not required, to attend the Annual Meeting. Eight of our ten then-current Board members and all of the director nominees (other than Ms. Via, who was not a director or officer at that time) attended the 2012 Annual Meeting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners of shares held in street name. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of approximately $13,000 plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, proxies may be solicited by telephone or facsimile, or personally by our directors, officers and regular employees. These individuals will receive no compensation (other than their regular salaries or director fees) for these services.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors currently has nine members. Until 2010, our Board was divided into three classes and the members of each class were elected to serve a three-year term, with the term of office for each class ending in consecutive years. At the 2010 Annual Meeting of Stockholders, our stockholders approved an amendment to our Restated Certificate of Incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. This amendment resulted in the directors at our 2010 Annual Meeting and thereafter being elected to one-year terms, but did not shorten the term of any director elected prior to our 2010 Annual Meeting. All of the current directors' terms expire as of the Annual Meeting.

Mark A. Cohn, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud, LuAnn Via and Lisa W. Wardell have been nominated by the Board upon the recommendation of the Governance and Nominating Committee for election to the Board to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified. Morris Goldfarb has decided not to stand for re-election to the Board. The Board has determined to decrease the size of the Board to eight directors upon the expiration of Mr. Goldfarb's term of office as of the Annual Meeting.

Each of the nominees has agreed to serve as a director if elected. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee if one is selected by the Board. Alternatively, the Board, at its option, may reduce the number of directors that are nominated for election.

Board Recommendation

The Board recommends a vote FOR the election of Mark A. Cohn, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud, LuAnn Via and Lisa W. Wardell. Proxies will be voted FOR the election of the eight nominees, unless otherwise specified.

Below is biographical information for each of the director nominees.

Director Nominees for Terms Ending in 2014

Mark A. Cohn, 56, has served as one of our directors since October 2006. Mr. Cohn is currently the Chairman and Chief Executive Officer of Third Season, LLC, a company founded as an incubator of micro-consumer marketing companies, a position he has held since founding the company in 2003. During 2010, he was also the Managing Director and Chief Executive Officer of Dorado Ocean Resources Limited, a deep ocean mining company. From 2003 to 2009, he served as Chief Executive Officer of Second Act, an e-commerce company focused on the resale of consumer electronics. Mr. Cohn served as Chairman, President and Chief Executive Officer of Intelefilm Corporation from October 2001 to August 2002. Mr. Cohn was founder and Chief Executive Officer of Damark International, Inc., a consumer catalog company, from its inception in 1986 until February 2001. Mr. Cohn currently serves as a governor of Twin Cities Power Holdings, LLC.

Mr. Cohn has significant business expertise, having successfully founded and taken public Damark International, Inc. and having served as its Chief Executive Officer for over 15 years. Over the last quarter century he has gained experience in, among other areas, consumer direct merchandising and marketing, including e-commerce, catalog, direct response television and print segments. His experience as a chief executive officer of two publicly held companies and as a board member at a number of public, private and non-profit companies provides him a valuable perspective on many of the issues the Company faces and positions him well to serve as a member of our Board and the Compensation Committee, which he chairs.

Anne L. Jones, 67, has served as one of our directors since January 2000. Since 1979, Ms. Jones has served as Chief Executive Officer of Jones Consulting Group, Inc., an organizational and strategic planning consulting firm serving public and private companies. In 2000, Ms. Jones partnered to form BancPlan, LLC and developed an internet-based strategic assessment tool to assist the banking industry in the strategic planning process. Ms. Jones served as President and Chief Executive Officer of BancPlan LLC from 2000 to 2005. Prior to that, Ms. Jones served in various sales and product development capacities with IBM Corporation ("IBM") from 1968 to 1979. Ms. Jones serves as Vice Chair on the board of the Jones Family Foundation, Red Wing, Minnesota, a position she has held since January 2000.

Ms. Jones has significant business, sales, product development and management experience, which she attained through her various roles and responsibilities at IBM and as Chief Executive Officer of BancPlan, LLC. She is a successful entrepreneur who has founded two private companies and she currently leads her own organizational and strategic planning consulting firm, working with both public and privately held companies of various sizes. Ms. Jones' service as a director at the Company for over ten years, as well as at a variety of non-profit and civic organizations, together with her business background, provides business, governance, organizational and strategic planning expertise to our Board and makes her a valued member of the Compensation Committee and the Governance and Nominating Committee, which she chairs.

David A. Levin, 62, has served as one of our directors since May 2012. Mr. Levin is currently the President and Chief Executive Officer of Destination XL Group, Inc. ("DLXG"), the largest specialty retailer of big and tall men's apparel, a position he has held since April 2000. From 1999 to 2000, he served as the Executive Vice President of eOutlet.com. Mr. Levin was President of Camp Coleman, a division of The Coleman Company, from 1998 to 1999. Prior to that, Mr. Levin was President of Parade of Shoes, a division of J. Baker, Inc., from 1995 to 1997. Mr. Levin was also President of Prestige Fragrance & Cosmetics, a division of Revlon, Inc., from 1991 to 1995. Mr. Levin currently serves on the board of DLXG.

Mr. Levin has over 30 years of experience in the retail industry, including more than ten years of operational experience as Chief Executive Officer of DLXG, which provides the Board with valuable insight into the marketing, merchandising and operational issues the Company faces. He also provides critical insight into the specialty retail business. Mr. Levin also has public company experience, having been in both an executive and director role at DLXG for more than ten years, which experience positions him well to serve as a member of our Board and the Compensation Committee.

William F. Sharpe, III, 50, has served as one of our directors since May 2012. Since September 2009, Mr. Sharpe has served as a Partner and Managing Director of Quetico Partners, LLC, a boutique investment banking firm. From July 2007 to August 2009, he was Chief Operating Officer and a Managing Director of Lazard Middle Market, a subsidiary of Lazard, Ltd. which provides advice on mergers and acquisitions, restructuring, and public and private capital raising to the middle market, following the acquisition by Lazard, Freres & Company of Goldsmith Agio Helms & Lynner, LLC ("Goldsmith-Agio"). He was with Goldsmith-Agio, a private investment banking firm, from February 1998 to July 2007, most recently serving as Chief Operating Officer and Managing Director from 2002 to July 2007.

Mr. Sharpe brings considerable business, investment banking and corporate experience to our Board, having served as an investment banker to both public and private companies in multiple industries for approximately 15 years. In addition to his work experience, Mr. Sharpe also has a strong financial and educational background. Mr. Sharpe's experience as a board and committee member at both private and non-profit companies, together with his broad investment banking, corporate and financial background, positions him well to serve as a member of our Board, and the Audit Committee and the Compensation Committee. Mr. Sharpe meets the definition of an "audit committee financial expert" as established by the SEC.

Paul L. Snyder, 64, has served as one of our directors since May 2010 and was elected as the Non-Executive Chair of our Board in January 2012. Mr. Snyder retired in 2009 after 39 years with KPMG, a global accounting firm, most recently serving as KPMG's Midwest Area Managing Partner in Chicago, Illinois from 2002 to 2009. He is also a past member of KPMG's United States Board of Directors, as well as KPMG's Americas Board of Directors.

Mr. Snyder brings to the Board extensive experience dealing with and overseeing the implementation of accounting principles and financial reporting rules and regulations. With his extensive business and management experience for 28 years as an audit partner at KPMG serving numerous public companies in various business sectors, Mr. Snyder provides relevant expertise on accounting, investment and financial matters. His service on private and non-profit company boards, together with his accounting and management experience, make him a valued addition to our Board and Audit Committee and an effective Non-Executive Chair. Mr. Snyder meets the definition of an "audit committee financial expert" as established by the SEC.

Patricia A. Stensrud, 65, has served as one of our directors since May 2012. Since May 2011, Ms. Stensrud has served as President of A&H Manufacturing, a worldwide package design and manufacturing company with operations in the United States, the People's Republic of China and the United Kingdom. From January 2006 to April 2011, she served as the founder and managing partner of Hudson Rivers Partners, LLC, a company focused on private real estate investment and advisory due diligence for various merger and acquisition initiatives. In November 2010, Ms. Stensrud co-founded The SilkRoute Strategists ("SilkRoute"), a consulting and advisory firm providing strategic branding development expertise in the People's Republic of China. Ms. Stensrud served as President of the Women's Sportswear Division of Tommy Hilfiger USA in 2005 and as the Chief Executive Officer of the Victoria + Co Division of the Jones Apparel Group from 1991 to 2002. Ms. Stensrud currently serves on the board of Crown Crafts, Inc.

Ms. Stensrud brings considerable women's apparel and fashion accessories experience to our Board, having served as President of the Women's Sportswear Division of Tommy Hilfiger USA and Chief Executive Officer of the Victoria + Co Division of Jones Apparel Group. In addition, she has considerable business and management experience, having also held marketing and sales leadership positions at Avon, IBM and Hambrecht Terrell International, a retail architectural firm. She has gained extensive strategic advisory experience in acquisitions and brand development as a founder and principal for SilkRoute and Hudson River Partners and as a senior advisor to the Avalon Group, Ltd., an investment banking firm. Her extensive and broad experience, including her service on the boards of public, private and non-profit companies, provide her with valuable insight on a number of issues facing the Company and position her well to serve as a member of our Board and the Audit Committee.

LuAnn Via, 59, has served as our President and Chief Executive Officer ("CEO") and a director since November 2012. Ms. Via has over 30 years of retail experience in a variety of channels, including extensive executive, merchandise and product development responsibilities. From July 2008 until October 2012, Ms. Via served as President and Chief Executive Officer of

Payless ShoeSource, Inc., a subsidiary of Collective Brands, Inc. Ms. Via also has specialty retail women's experience, having served at Charming Shoppes, Inc. as a Group Divisional President for both the Lane Bryant and Cacique brands from June 2007 to July 2008 and as President of Catherines Stores, Inc., a Charming Shoppes subsidiary, from January 2006 to June 2007. Ms. Via was at Sears Holding Company from 2003 to 2006 as a Vice President, General Merchandise Manager and, from 1998 to 2003, she was Senior Vice President, General Merchandise Manager of Product Development at Saks, Inc. She also has a variety of other executive, merchandising and product development experience, having previously worked at Federated Department Stores, The Shoebox/Shoe Gallery and Trade AM International, among others. Ms. Via currently serves on the board of MELA Sciences, Inc.

As President and Chief Executive Officer, Ms. Via is able to provide our Board with valuable insight regarding the Company's operations, its management team and associates as a result of her day-to-day involvement in the operations of the Company. Ms. Via's retail background and expertise makes her uniquely well-qualified to serve on our Board. She provides critical insight into the specialty retail business and plays a critical role in Board discussions regarding strategic planning and development for the Company, as well as day-to-day operational issues. Ms. Via also has public company experience through her service on the board of MELA Sciences, Inc.

Lisa W. Wardell, 43, has served as one of our directors since June 2011. Ms. Wardell has been the Executive Vice President and Chief Operating Officer of The RLJ Companies ("RLJ"), a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production and gaming industries, since 2004. In her role at RLJ, Ms. Wardell has closed $60 million in automotive dealership acquisitions, served as the primary RLJ fundraiser for a $610 million money management fund and managed a hotel development project in West Africa. From February 2010 to October 2012, Ms. Wardell served as Chief Financial Officer of RLJ Acquisition, Inc., a special purpose acquisition company, which raised $140 million and completed the business combination of Image Entertainment, Inc. and Acorn Media Group to become RLJ Entertainment, Inc. Prior to joining RLJ, Ms. Wardell was a Principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies in the media and communications industries, from 1999 to 2003. From 1998 to 1999, Ms. Wardell worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company's communications and technology strategic services practice. From 1994 to 1996, Ms. Wardell was an attorney with the Federal Communications Commission, where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular. Ms. Wardell is a member of the bar in the District of Columbia and Georgia. Ms. Wardell currently serves on the boards of DeVry, Inc. and RLJ Entertainment, Inc.

Ms. Wardell brings extensive experience to the Board as a senior business executive in private equity, operations and strategy and financial analysis, including mergers and acquisitions. Her previous experience in a legal capacity with a federal regulatory agency gives her valuable perspective on the issues that come before the Board, including business, legal, financial and regulatory matters. In addition, her business background and experience as a board and committee member at both public and private companies provides her with valuable insight on a number of issues facing the Company and positions her well to serve as a member of our Board and the Audit Committee, which she chairs. Ms. Wardell meets the definition of an "audit committee financial expert" as established by the SEC.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

The Board conducts its business through meetings and written consents of the Board and the following standing committees: Audit, Compensation, and Governance and Nominating. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at www.christopherandbanks.com—select the "Investor Relations" link and then the "Corporate Governance" link. Other corporate governance documents available on our website include our Corporate Governance Guidelines and Code of Conduct.

Code of Conduct

We have adopted a Code of Conduct applicable to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer, controller and other employees performing similar functions.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors shall meet the independence requirements of the NYSE. Under the NYSE rules, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (directly, or as a partner, stockholder or officer of an organization that has a relationship with us).

In assessing the independence of our directors, the Board carefully considers all of the business relationships between the Company and our directors and their respective affiliated companies. This review is based primarily on the Company's review of its own records and on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with the Company and our management. Where relationships exist, the Board determines whether the relationship between the Company and the directors or the directors' affiliated companies impairs the directors' independence.

For the fiscal year ending February 2, 2013 ("Fiscal 2012"), the Board reviewed the transactions between the Company and G-III Apparel Group, Ltd. ("G-III"), where Morris Goldfarb is Chairman of the Board and Chief Executive Officer, and its related entities. These transactions consisted of a series of transactions related to purchases of goods from G-III and its related entities, the provision of inspection services by a G-III subsidiary and the provision of buying agent services by several G-III subsidiaries. The Board, based on a review of these transactions and relationships by the Board's Audit Committee, determined that such transactions were made or established in the ordinary course of business and that Mr. Goldfarb had no direct or indirect material interest in the transactions. In addition, the dollar amounts involved in the transactions with G-III were below the thresholds set by the NYSE for director independence.

After consideration of the directors' relationships with the Company, the Board has affirmatively determined, in accordance with the standards set forth in the Corporate Governance Guidelines, that none of the individuals serving as non-employee directors during Fiscal 2012 had a material relationship with us and that each of such non-employee directors (Mark A. Cohn, Morris Goldfarb, Anne L. Jones, David A. Levin, William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud and Lisa W. Wardell) is independent.

Ms. LuAnn Via was not considered an independent director during her service on the Board during Fiscal 2012 because of her employment as our CEO.

Board Leadership Structure

The Board believes it is important to maintain flexibility in its board leadership structure and, therefore, has not mandated either the combination or separation of the positions of Chair of the Board and CEO. In 2005, we separated the two positions after the departure of our then CEO and Chair. Since that time, we have had a non-employee, independent director serve as Chair of the Board, other than from October 19, 2010 to January 10, 2011 when Larry C. Barenbaum was both Chair and Interim CEO. During this same period, Anne L. Jones served as our Lead Director. Given the demanding nature of both of the Chair and CEO positions, the Board believed, and continues to believe, that it is appropriate to have two different persons occupying each role. Our independent director Chair has the typical responsibilities of a Board chair, including responsibility for setting Board agendas, chairing Board and stockholder meetings, liaising between the other members of the Board and members of senior management (including our CEO), and presiding over the sessions of Board meetings at which only the independent directors are present. Paul L. Snyder, one of our independent directors, has served as Chair of our Board since January 2012.

If in the future the two roles were to be combined, the Board believes it would likely appoint a lead independent director, given its view of the importance of strong independent leadership at the Board level.

Meetings of the Independent Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which our CEO and other members of management do not participate. Mr. Snyder, our Chair, serves as the presiding director of executive sessions of the Board, and the Chair of each committee serves as the presiding director at executive sessions of that committee. During Fiscal 2012, our non-employee directors met in executive sessions of the Board without management on five occasions and each of the Board's committees on several or more occasions held private sessions of the committee without management.

Stock Ownership Guidelines

To provide a direct link between director and stockholders' interests, the Board has established stock ownership guidelines for non-employee directors. Each director is expected to achieve and maintain stock ownership of 10,000 shares by the fourth anniversary of the date he or she joined our Board. As of May 1, 2013, the Annual Meeting Record Date, all of the directors, including those with less than four years on the Board, met this stock ownership guideline and each director owned at least 41,505 shares of Company stock. Effective August 1, 2013, non-employee directors will be required to own either 20,000 shares of Company stock or Company stock with a value in excess of $100,000 (approximately two times the annual cash retainer).

Term/Age Limits

The Board does not believe it is advisable to establish arbitrary term limits on a director's service. The Board has a mandatory retirement age under which the director must complete his or her term before age 76. The Board has the authority to renominate a director who has reached her or his 76th birthday for another term due to special or extraordinary circumstances as determined by the Board. As part of its responsibilities, the Governance and Nominating Committee evaluates each incumbent director's qualifications, performance and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

Limitations on Board Service

Limitations on All Non-Employee Directors. Our Corporate Governance Guidelines provide that no member of the Board shall simultaneously serve on the board of directors of more than three public companies in addition to ours.

Limitations on Non-Employee Directors who are Chief Executive Officers of a Public Company. Our Corporate Governance Guidelines also provide that an independent director who is a chief executive officer of a public company shall not sit on the board of directors of more than three public companies as follows: (i) the Company; (ii) the company at which he or she serves as chief executive officer; and (iii) one other public company.

Limitations on the Company's Officers. Our Corporate Governance Guidelines further provide that an officer of the Company may not serve on the board of directors of a public company unless the Company's Board has reviewed and consented to, in advance, the officer serving on such board of directors.

A Company director is to notify the Chair of the Board prior to becoming a director of another public company, in order to avoid potential conflicts of interest and to address whether the aggregate number of directorships held by such director would interfere with his or her ability to carry out his or her responsibilities as one of our directors. In the event that the Board determines that the additional directorship constitutes a conflict of interest or interferes with such director's ability to carry out his or her responsibilities as one of our directors, such director, upon the request of the Board, shall either offer his or her resignation or not accept the other directorship.

As of the date of this proxy statement, all of the Company's director nominees were in compliance with the Corporate Governance Guidelines' limitations on board service.

Board Involvement in Risk Oversight

The Company's management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company's risk exposures on a day-to-day basis. The Board's responsibility is to monitor the Company's risk management processes concerning the Company's material risks and evaluating whether management has reasonable controls in place to address these material risks; the Board is not responsible, however, for defining or managing the Company's various risks.

While the Board periodically reviews and discusses the overall risks the Company faces, as well as risk management and mitigation in the context of specific plans or projects being proposed or implemented, the Board also exercises its overall responsibility for risk oversight through its committees. The Audit Committee of the Board is primarily responsible for overseeing management's processes for managing financial and operational risk in the Company. The Audit Committee also has primary responsibility at the Board level with respect to overseeing the management of risks relating to the reliability of our financial reporting processes and system of internal control. In connection with that responsibility, the Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the overall compensation and oversight of the work of the independent auditor. The Audit Committee meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements and reviews the integrity of our accounting and financial reporting processes and audits of our financial statements.

Similarly, the Compensation Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with our compensation programs, policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee has sole authority to retain and terminate its compensation consultants and is responsible for approving the overall compensation and oversight of the work of the compensation consultants. The Governance and Nominating Committee of the Board oversees risks associated with its areas of responsibility, including the risks associated with non-employee director compensation. In addition, the Governance and Nominating Committee periodically analyzes corporate governance practices in order to assist the Board in its risk oversight activities.

To keep the Board informed regarding the Company's risk management efforts, management periodically reports to the Audit Committee, as well as to the Board, on risk management and mitigation activities. In addition, at each regular Board meeting, the Chair of each Board committee reports to the full Board regarding the matters discussed at committee meetings held since the prior committee report to the Board.

We believe that the Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company's risk exposure, and the Board, through the leadership of our independent Chair, and its committees providing oversight in connection with those efforts.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

All of our directors, and in particular the director nominees, are encouraged to attend the annual meetings of our stockholders. Eight of our ten then-current directors attended the 2012 Annual Meeting of Stockholders.

The Board of Directors held ten meetings during Fiscal 2012. Each director holding office during Fiscal 2012 attended at least 85% or more of the aggregate number of the meetings of the Board (held during the period for which he or she had been a director) and meetings of the committees on which he or she served (held during the period for which he or she served).

Our Board has three committees: Audit, Compensation, and Governance and Nominating. As of May 1, 2013, the members and Chairs of those committees were:

Independent Directors	Audit	Compensation	Governance and Nominating
Mark A. Cohn		Chair	X
Morris Goldfarb			X
Anne L. Jones		X	Chair
David A. Levin		X
William F. Sharpe, III	X	X
Paul L. Snyder	X		X
Patricia A. Stensrud	X
Lisa W. Wardell	Chair

The Audit Committee

All Audit Committee members are "independent" under applicable NYSE listing standards and SEC rules and regulations. Our Board of Directors has determined that three members of the Audit Committee, Mr. Sharpe, Mr. Snyder and Ms. Wardell, meet the definition of an "audit committee financial expert" as established by the SEC, and that Ms. Stensrud, the fourth member of the Committee, meets the definition of "financially literate" as established by the SEC. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibilities relating to the quality and integrity of the financial reports of the Company. The Audit Committee has the sole authority to appoint, review and discharge our independent accountants, and has established procedures for the receipt, retention, response to and treatment of complaints regarding accounting, internal controls and audit matters. In addition, the Audit Committee is responsible for:

•	reviewing the scope, results, timing and costs of the audit with our independent accountants and reviewing the results of the annual audit examination and any accompanying management letters;

•
assessing the independence of the outside accountants on an annual basis, including receipt and review of a written report from the independent accountants regarding their independence consistent with the Independence Standards Board Standards;

•	reviewing and approving the services provided by the independent accountants;

•	overseeing the internal audit function; and

•	reviewing our significant accounting policies, financial results and earnings releases, and the adequacy of our internal controls and procedures.

The responsibilities of the Audit Committee are more fully described in the Committee's charter.

The Audit Committee held eight meetings during Fiscal 2012. The Audit Committee has engaged KPMG LLP as our independent registered public accountants for the fiscal year ending February 1, 2014 and is recommending that our stockholders ratify this selection at the Annual Meeting. The report of the Audit Committee is found on page 48 of this proxy statement.

The Compensation Committee

All Compensation Committee members are "independent" under applicable NYSE listing standards. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to executive compensation, employee compensation and benefit programs and plans, and leadership development and succession planning. In addition, the Compensation Committee is responsible for:

•	reviewing the performance of our Chief Executive Officer;

•	determining the compensation and benefits for our Chief Executive Officer and other executive officers;

•	establishing our compensation policies and practices;

•	administering our incentive compensation and stock plans, other than the equity plan applicable to our non-employee directors (which is administered by the Governance and Nominating Committee); and

•	approving the adoption of material changes to or the termination of our benefit plans.

The Compensation Committee has delegated authority to the Chief Executive Officer and the Senior Vice President, Human Resources to make awards to newly hired or promoted employees with respect to participation in the current fiscal year's incentive program pursuant to guidelines (based on the level of position) approved by the Compensation Committee with respect to both the amount and type of awards such newly hired or promoted employees may be eligible to receive. This delegation expressly excludes the ability to make awards to the CEO and any of her direct management reports. It is also subject to an overall aggregate limit of 200,000 shares.

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the "Compensation Discussion and Analysis" in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee's charter. For more information regarding the Compensation Committee's process in setting compensation and the role played by our Chief Executive Officer in compensation decisions, please see "Compensation Discussion and Analysis" below.

The Compensation Committee held thirteen meetings during Fiscal 2012. The "Compensation Committee Report" is found on page 35 of this proxy statement.

Compensation Committee Interlocks and Insider Participation

Mr. Cohn, Mr. Bassett, Ms. Jones, Mr. Levin and Mr. Sharpe served on the Compensation Committee in Fiscal 2012. None of the members of the Compensation Committee was or is an officer or employee of the Company. During Fiscal 2012, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation Committee. Based on our review of the annual questionnaires completed by our directors and publicly-available information, we know of no relationship involving these individuals or our other directors which requires disclosure in this proxy statement as a "compensation committee interlock".

The Governance and Nominating Committee

All members of the Governance and Nominating Committee are "independent" under applicable NYSE listing standards. The Governance and Nominating Committee serves in an advisory capacity to the Board on matters of organization and the conduct of Board activities. The Governance and Nominating Committee is responsible for:

•	identifying and recommending candidates for service on the Board;

•	staying abreast of corporate governance developments;

•	reviewing and revising our Corporate Governance Guidelines;

•	leading the Board in its annual review of the performance of the Board and the Board's committees;

•	recommending members and the Chair for each Board committee;

•	periodically reviewing and making recommendations to the Board as to the size and composition of the Board and the criteria for selecting director nominees;

•	periodically reviewing and making recommendations to the Board as to the cash and equity compensation of non-employee directors; and

•	periodically reviewing our Code of Conduct with our General Counsel to recommend any appropriate changes to the Board.

The responsibilities of the Governance and Nominating Committee are more fully described in the Committee's charter.

The Governance and Nominating Committee will consider Board nominees recommended by stockholders that are submitted in accordance with the process described below under the caption "Procedures for Recommending, Nominating and Evaluating Director Candidates".

The Governance and Nominating Committee held seven meetings during Fiscal 2012.

Procedures for Contacting the Board

The Board has established a process for stockholders and other interested parties to send written communications to the Board, the non-management directors, a particular committee or to individual directors, as applicable. Such communications should be sent by U.S. mail addressed to:

Christopher & Banks Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

The Board has instructed the Corporate Secretary to promptly forward all communications so received to the full Board, the non-management directors or the individual Board members specifically addressed in the communication. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding our compensation and benefit programs will be referred to the Compensation Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Governance and Nominating Committee.

Depending on the subject matter, the Company's Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example, where it is a request for information about our Company or if it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to a topic that is not relevant to the Board or a particular committee or is otherwise improper.

Procedures for Recommending, Nominating and Evaluating Director Candidates

Recommending Director Candidates for Nomination by the Board

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for nomination by the Board at an annual meeting of stockholders or for vacancies of the Board that arise between annual meetings must provide the Governance and Nominating Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our by-laws and our Corporate Governance Guidelines described below. Such documentation and the name of the director candidate should be sent by U.S. mail to:

Christopher & Banks Board of Directors
c/o Christopher & Banks Corporation
Attention: Corporate Secretary
2400 Xenium Lane North
Plymouth, MN 55441

Nominating Director Candidates

Under our by-laws, only persons nominated in accordance with the procedures set forth in the by-laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the annual meeting at which your nominee will be considered. In accordance with our by-laws, stockholder director nominations must be made pursuant to notice delivered to or mailed and received at our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 30 days from such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or as otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The notice must contain (1) the name and address of the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and (2) the class and number of shares owned by the stockholder and such beneficial owner.

Evaluating Director Candidates

Our Corporate Governance Guidelines require the Governance and Nominating Committee to consider several factors when evaluating the appropriate characteristics of candidates for service as a director. The Governance and Nominating Committee initially evaluates a prospective nominee based on his or her resume and other background information that has been provided to the Governance and Nominating Committee. At a minimum, director candidates must demonstrate high standards of ethics, integrity, independence, sound judgment, strength of character, and meaningful experience and skills in business or other appropriate endeavors. In addition to these minimum qualifications, the Governance and Nominating Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and professional experience that is relevant to the Board's needs including, but not limited to, Board diversity. A member of the Governance and Nominating Committee will contact, for further review, those candidates who the Governance and Nominating Committee believes are qualified, who may fulfill a specific Board need and who would otherwise best make a contribution to the Board. The Governance and Nominating Committee is responsible for conducting, with the assistance of the Corporate Secretary, subject to applicable law, any inquiries into the background and qualifications of the candidate. Based on the information the Governance and Nominating Committee learns during this process, it determines which nominee(s) to recommend to the Board to submit for election. The Governance and Nominating Committee uses a comparable process for evaluating all director candidates, regardless of the source of the recommendation.

The Governance and Nominating Committee is authorized to use, as it deems appropriate or necessary, an outside consultant to identify and screen potential director candidates. No outside consultants were used in Fiscal 2012 to identify or screen potential director candidates. The Governance and Nominating Committee will reassess the qualifications of a current director, including the director's attendance and contributions at Board and committee meetings, prior to recommending a director for reelection.

Compensation Program for Non-Employee Directors

The Governance and Nominating Committee is responsible for reviewing director compensation and making recommendations to the Board. The recommendations of the Governance and Nominating Committee are based on industry and peer group data, independent third party comparisons of director compensation and the Company's past practices. Based on the Governance and Nominating Committee's recommendations, our Board determines the compensation of our directors on an annual basis. Directors who are our employees do not receive compensation for their service as directors. No outside consultants were used in setting director compensation for Fiscal 2012.

For Fiscal 2012, non-employee directors received an annual cash retainer of $48,000 for service on our Board, pro-rated in the event the non-employee director did not serve the entire fiscal year. In connection with the appointment of Paul L. Snyder as Chair of the Board in January 2012, Mr. Snyder receives an additional $5,000 per month, which is paid quarterly in arrears.

The Chairs of the Audit, Compensation, and Governance and Nominating Committees each received a retainer for Fiscal 2012 of $12,000, $9,000 and $6,000, respectively. For Fiscal 2012, the other members of the Audit Committee received an additional retainer of $6,000, the other members of the Compensation Committee received an additional retainer of $4,500, and the other members of the Governance and Nominating Committee received an additional retainer of $3,000, all of which were paid quarterly in arrears.

In 2006, the Company's stockholders approved the 2006 Equity Incentive Plan for Non-Employee Directors (the "2006 Directors Plan"). In 2010, the Company's stockholders approved amendments and an increase in the shares authorized under the 2006 Directors Plan, which permits the granting of stock options, restricted stock awards, restricted stock unit awards, performance share awards, performance unit awards and stock appreciation rights to non-employee directors. The 2006 Directors Plan is administered by the Governance and Nominating Committee. The Governance and Nominating Committee has broad powers to: (i) establish rules for the administration of the 2006 Directors Plan; (ii) select the participants in the 2006 Directors Plan; (iii) determine the types of awards to be granted and the number of shares covered by such awards; and (iv) set the terms and conditions of such awards. In connection with this year's Annual Meeting, the stockholders are being asked to approve the 2013 Directors' Equity Incentive Plan, a new equity plan for non-employee directors. (See the Item 2 discussion beginning on page 50 of this proxy statement.)

In October 2008, the Board adopted the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan (the "Deferred Stock Plan"), which provides an opportunity for non-employee members of the Board to voluntarily defer receipt of shares of our Common Stock granted by the Company in connection with the performance of their services as a director in return for the right to receive such shares at a later date (such right considered a "stock unit"). When a director elects to defer shares and receives a stock unit reflecting such deferral and a cash dividend is subsequently paid on our shares of Common Stock, a cash payment that would have been payable on the number of shares equal to the number of stock units credited to that director's account is paid to such director on or about the dividend payment date.

In addition to the cash retainer, we also grant equity awards to our non-employee directors in order to further align their interests with those of our stockholders. Effective June 28, 2012, each non-employee director received shares of restricted stock issued under the 2006 Directors Plan approximating $46,901 in value based on the closing price of our stock on the NYSE on that date. The value of the stock awards on the date of grant was less than the value of the past several years' grants (i.e., $70,000) due to the number of shares available under the 2006 Directors Plan. The shares of restricted stock vested six months from the date of grant. No stock options were granted to non-employee directors in or for Fiscal 2012.

Non-Employee Director Compensation for Fiscal 2012

The following table sets forth the cash and non-cash compensation awarded to or earned by each person who served as a non-employee director during Fiscal 2012.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Martin L. Bassett	24,375	0	0	0	24,375
Mark A. Cohn	60,000	46,901	0	0	106,901
James J. Fuld, Jr.	21,250	0	0	0	21,250
Morris Goldfarb	51,000	46,901	0	0	97,901
Anne L. Jones	58,500	46,901	0	0	105,401
David A. Levin	39,375	46,901	0	0	86,276
William Sharpe	43,875	46,901	0	0	90,776
Paul L. Snyder	117,000	46,901	0	0	163,901
Patricia A. Stensrud	40,500	46,901	0	0	87,401
Lisa W. Wardell	60,000	46,901	0	0	106,901

(1)	The amounts in this column consist of cash fees paid to the non-employee directors as described in "Compensation Program for Non-Employee Directors" above.

(2)                    Effective on June 28, 2012, following his or her election as a director at the Company's 2012 Annual Meeting of Stockholders, each non-employee director received 41,505 shares of restricted stock with a grant date fair value of $46,901. The amounts in this column represent the grant date fair values of the restricted stock made in Fiscal 2012 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Share-Based Payment" ("ASC 718"), based on the closing share price of one share of our Common Stock on the NYSE on the date of grant: $1.13 (June 28, 2012). Additional information related to the calculation of the grant date fair values is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in our Report on Form 10-K for the period ended February 2, 2013 (the "10-K Report").

(3)                     None of our non-employee directors held any shares of restricted stock on February 2, 2013.

(4)                   The number of stock options held by the non-employee directors on February 2, 2013 was as follows: Mr. Cohn (70,000), Mr. Goldfarb (19,000), Ms. Jones (66,000), Mr. Snyder (27,000) and Ms. Wardell (14,000).

Director Education and Expense Reimbursement

The Company's director education policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and best practices relevant to the Board, as well as their specific committee assignments. The director education policy provides for a fixed amount that the Company will pay or reimburse directors for the costs associated with attending director education programs every two fiscal years. We also provide in-house orientation programs for our new directors and provide updates on relevant topics of interest to our Board and committees throughout the year. We also pay for or reimburse directors for travel expenses related to attending Board and committee meetings.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have structured the "Compensation Discussion and Analysis" (the "CD&A") in two sections. The first part, entitled "Executive Summary of Compensation Program for Fiscal 2012", describes the decisions made with respect to executive compensation for Fiscal 2012 and certain elements of our Fiscal 2013 compensation program and summarizes the Company's financial results for Fiscal 2012. The second part of the CD&A, entitled "Compensation Program Framework", discusses in greater detail the principal elements of our compensation philosophy and practices, and the composition of executive compensation for Fiscal 2012.

In January 2012, the Board changed our fiscal year to end on that Saturday in January or February which falls closest to the last day of January, instead of that Saturday in February or March which fell closest to the last day of February. As a result of this change, the compensation disclosed in this proxy statement for the fiscal period ended January 28, 2012 ("Fiscal 2011") covers the compensation paid to the Named Executive Officers (as defined below) during the 11-month (48-week) period ended on January 28, 2012. The 12-month period ended February 2, 2013 is referred to in this CD&A as "Fiscal 2012" and the 12-month period ended February 26, 2011 is referred to in this CD&A as "Fiscal 2010". When compensation for Fiscal 2011 is compared in this proxy statement to compensation paid in Fiscal 2012 and/or Fiscal 2010, it is important to note that we are comparing compensation for an 11-month period to compensation for a 12-month period.

I. Executive Summary of Compensation Program for the Transition Period

During the past year and a half, we experienced several changes in our management team. In December 2011, Joel Waller joined the Company as President. In February 2012, Larry Barenbaum resigned as Chief Executive Officer and, following Mr. Barenbaum's resignation, Mr. Waller became the Company's interim Chief Executive Officer, in addition to his role as President. In November 2012, following the completion of the Board's search for a Chief Executive Officer, LuAnn Via joined the Company as President and Chief Executive Officer, and Mr. Waller became a consultant to the Company. In February 2011, Michael Lyftogt was named Senior Vice President, Chief Financial Officer, having served as Interim Chief Financial Officer since July 2010. In April 2012, Mr. Lyftogt resigned as Senior Vice President, Chief Financial Officer and returned to his prior position as the Company's Chief Accounting Officer, and Peter Michielutti joined the Company as its Senior Vice President, Chief Financial Officer.

This CD&A describes the compensation awarded to each of the executive officers listed in the "Summary Compensation Table" in this proxy statement (the "Named Executive Officers"). The Named Executive Officers for Fiscal 2012 include the following current and former executive officers:

•	LuAnn Via, our President and Chief Executive Officer;

•	Peter G. Michielutti, our Senior Vice President, Chief Executive Officer;

•	Michael J. Lyftogt, our Chief Accounting Officer, and Former Senior Vice President, Chief Financial Officer;

•	Monica L. Dahl, our Senior Vice President, Marketing;

•	Luke R. Komarek, our Senior Vice President, General Counsel and Corporate Secretary;

•	Michelle L. Rice, our Senior Vice President, Store Operations; and

•	Two former Chief Executive Officers, Larry C. Barenbaum (through February 17, 2012) and Joel N. Waller (through November 25, 2012).

Summary of Fiscal 2012 Results. Fiscal 2012 was a year of transition, both with respect to the Company's business strategy and focus, as well as its senior leadership. Consumers continued to be focused on value and price. During Fiscal 2012, the Company began to see improved operating results based on the strategic initiatives begun under Mr. Waller and continued under Ms. Via. However, the benefits, particularly in our operating results, from the strategic initiatives were largely confined to the second half of Fiscal 2012. Due in considerable part to the Company's financial performance in the first half of the fiscal year, the Company's financial performance in Fiscal 2012 was below expectations. As a result, the Company did not achieve the operating income goal set under the Company's incentive program for Fiscal 2012. Therefore, all of the performance-based restricted stock granted during Fiscal 2012 and based on the Company's financial performance in Fiscal 2012 was forfeited by the Named Executive Officers who received such grants, and no cash bonuses were paid to any Named Executive Officer under the Company's Fiscal 2012 cash incentive program.

Fiscal 2012 Compensation Actions and Results. The compensation decisions of the Compensation Committee ("Committee") of the Board at the beginning of Fiscal 2012 with respect to the design of the Fiscal 2012 compensation program were intended to balance the following considerations: (i) maintaining a pay-for-performance philosophy, with a focus on strategies and initiatives intended to put the Company back on the path to profitability; (ii) given the Company's recent financial performance, operating condition and outlook for Fiscal 2012, incentive compensation (both cash and equity) and total target compensation for Named Executive Officers was targeted at a level below median for the comparable position; and (iii) incentive compensation was heavily weighted toward performance-based equity, with incentives payable in cash only for performance results that were well above target.

In addition, during the Board's search for a full-time President and Chief Executive Officer following the resignation of Mr. Barenbaum, the Committee and the Board acted to ensure that Mr. Waller, the interim President and Chief Executive Officer, was appropriately compensated and motivated to remain in those positions during the search process and an appropriate transition period following completion of the search. Also, in connection with negotiating Ms. Via's compensation package as our new President and Chief Executive Officer, the Committee considered the following factors with respect to Ms. Via's compensation: (i) total target compensation approximating the median based upon external market data reviewed by the Committee, with a significant pay-for-performance component; (ii) equity incentives focused on stock appreciation, with an emphasis on performance over a multi-year period; (iii) a competitive compensation package that addressed certain components of Ms. Via's compensation arrangements with her then-current employer, including compensation likely to be foregone; and (iv) the use of best applicable pay practices, such as no tax gross-ups and the potential for "clawback" of performance-based compensation under certain circumstances.

In addition, the Fiscal 2012 compensation programs reflected the Committee's efforts further to align our executive officers' interests with the interests of our stockholders through a greater emphasis on pay-for-performance and promoting stock ownership by our Named Executive Officers. The following items highlight the Committee's key compensation decisions relating to Fiscal 2012 and certain elements of our compensation program. These decisions are discussed in greater detail elsewhere in the CD&A.

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Management Changes. As discussed above, there were several changes in management during Fiscal 2012. The compensation arrangements approved by the Committee in connection with the appointment of (i) Mr. Waller, as Chief Executive Officer in February 2012, (ii) Mr. Michielutti, as Senior Vice President, Chief Financial Officer in April 2012 and (iii) Ms. Via, as President and Chief Executive Officer in November 2012, are described below under "Agreements with the Named Executive Officers".

•
Annual Salaries. At the beginning of Fiscal 2012, the Committee conducted its annual review of executive salaries. As part of that review and in light of the Company's recent and projected Fiscal 2012 financial performance, none of the Named Executive Officers then in the employ of the Company received a salary increase, other than Michelle Rice. Ms. Rice received an increase of 4% ($10,000) in connection with her promotion to Senior Vice President, Store Operations. In connection with his promotion to interim Chief Executive Officer following the resignation of Mr. Barenbaum, Mr. Waller's annual salary was increased by $100,000 (25%) to $500,000, matching the annual salary that the Company had been paying Mr. Barenbaum. This amount was below the 25th percentile of the base salary for Chief Executive Officers in the Company's compensation peer group.

•
Fiscal 2012 Incentive Program. The incentive program for Fiscal 2012 approved by the Committee represented a departure from the prior year's design due to the Company's recent financial performance, its anticipated operating loss for Fiscal 2012 and its focus on reinforcing the importance of returning the Company on the path to profitability. The design placed considerably greater emphasis on performance-based equity compensation and the preservation of cash. At target, all of the incentive awards consisted of performance-based equity, i.e., performance-based restricted stock and non-qualified stock options. As designed, the program provided cash incentive opportunities only if the Company's performance was well above target.

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Participants. Neither Mr. Barenbaum, who resigned effective February 17, 2012, nor Ms. Via, who joined the Company in November 2012, participated in the incentive program described above. However, Ms. Via did receive equity awards and a "signing" bonus in connection with joining the Company, as described on pages 26 to 27. All of the other Named Executive Officers participated in the program, with Mr. Waller participating at a reduced level, because he had received equity awards in connection with joining the Company in December 2011. Furthermore, in connection with his joining the Company in April 2012, Mr. Michielutti received a performance-based restricted stock award under the incentive program, as discussed on page 28.

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Equity Component. The Committee continued its practice of awarding performance-based restricted stock and stock options to the Named Executive Officers as part of its equity compensation program. Time-based restricted stock grants were not part of the Fiscal 2012 equity incentive program; however, as described below, Mr. Waller received a grant of restricted stock in connection with being named Chief Executive Officer. The equity component of the Fiscal 2012 program consisted of 50% performance-based restricted stock and 50% non-qualified stock options, determined as of the date of grant. The value of the potential equity awards, determined as of the date of grant, ranged from 10% to 30% of the Named Executive Officer's salary for Fiscal 2012. The aggregate value of the equity awards for Fiscal 2012, as calculated by the Committee at the time of grant was, in general, approximately 50% of the value of the equity awards granted to those Named Executive Officers who received equity awards in Fiscal 2011.

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Performance and Vesting Criteria for and Forfeiture of Fiscal 2012 Performance-Based Restricted Stock Awards. In order to vest, the performance-based restricted stock awards required achievement of operating results for Fiscal 2012 that were equal to or less than the operating loss target in the budget approved by the Board for Fiscal 2012. This performance criteria is explained on page 32. The value of the potential equity awards, determined as of the date of grant, ranged from 10% to 30% of the Named Executive Officer's salary for Fiscal 2012. The Company's financial performance was below the operating results target for Fiscal 2012. Therefore, the performance-based restricted stock awards granted to the Named Executive Officers under the program for Fiscal 2012 were forfeited.

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Cash Incentives. In the event the Company's financial performance for Fiscal 2012 represented a 25% or greater improvement over the budgeted operating loss, the Fiscal 2012 incentive plan provided for a cash incentive of 5% of the participating Named Executive Officer's Fiscal 2012 salary; in the event of a 50% improvement, each participating Named Executive Officer was eligible for a cash incentive representing 10% of her or his Fiscal 2012 salary. Based on the Company's Fiscal 2012 performance, no cash incentives were paid to any Named Executive Officer under the plan. The Committee also did not grant any discretionary bonus to any Named Executive Officers, other than the signing bonus granted to Ms. Via in connection with her joining the Company as described on page 27, and the retention bonus granted to Mr. Waller described on pages 25 and 26.

•
Forfeiture of Performance-Based Restricted Stock Awards for Fiscal 2011. All of the performance-based restricted stock awards granted to the Named Executive Officers in the Company's employ in April 2011 that would have vested in whole or in part based upon the achievement of an operating margin percentile or EBIT margin relative to selected peer companies were forfeited following the Committee's determination that the performance criteria had not been achieved.

•
Long-Term Equity Grant to Ms. Via in Lieu of Future Equity Grants. In connection with her joining the Company as President and Chief Executive Officer, Ms. Via received a non-qualified stock option award to purchase 1.5 million shares, which vest as to 500,000 shares on each of the first three anniversaries of the date of grant (assuming Ms. Via remains Chief Executive Officer during this period). This equity award reflects our pay-for-performance philosophy and rewards Ms. Via for stock appreciation if the stock market recognizes, in a sustained manner, the Company for achieving improved financial performance after the commencement of her employment. The stock award was made with the express understanding that it is in lieu of any future long-term incentive equity grants to Ms. Via through the period ending on January 30, 2016. The stock option is described in more detail below under "Compensation Arrangements with Ms. Via".

•
Retention Agreements. In July 2012, in connection with an unsolicited proposal to acquire the Company, which the Board and Committee recognized as highly disruptive to the Company's operations, the Company entered into retention agreements with the Named Executive Officers, other than Mr. Waller, Ms. Via, who was not employed by the Company at the time, and Mr. Lyftogt. These retention agreements are described in more detail below in "Retention Agreements".

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Severance Agreements. In April 2011, the Company entered into severance agreements with the Named Executive Officers, other than Mr. Waller, Ms. Via and Mr. Michielutti, who were not employed by the Company at the time. Subsequently, in connection with the expiration of Mr. Michielutti's one-year employment agreement, the Company entered into a standard form of severance agreement with Mr. Michielutti on January 30, 2013. These severance agreements are described in detail in the "Severance Benefits" section below, and the severance arrangements contained in Mr. Waller's, Mr. Michielutti's and Ms. Via's employment agreements are described in "Agreements with the Named Executive Officers" below.

•
Other Benefits and Perquisites. The Company's Named Executive Officers are primarily compensated through cash and equity. Other benefits and perquisites are not viewed as important elements of our current compensation program. Therefore:

◦
Executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer funded pension, and we do not offer to our executive officers a Company-funded deferred compensation program.

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We do not have any agreements with executive officers that provide for cash severance payments in connection with a change-in-control, unless the individual's employment is also terminated by the Company or the executive voluntary resigns for "good reason", as such term is defined in the applicable agreement. We do not pay for the additional taxes (i.e., "gross-ups") associated with the payment of such cash severance.

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We offer limited perquisites to our executive officers, such as an automobile allowance for Ms. Via and a car lease for Ms. Rice. We do not provide reimbursement of personal air travel, reimbursement or payment of country club dues or memberships, Company-funded financial planning services, or security services or alarms systems, except that the Company did agree to pay certain closing costs, temporary living and personal commuting expenses of Ms. Via as described on page 26.

◦	We do not pay the tax liability (i.e., gross-ups) associated with the payment or reimbursement of any perquisites we provide.

Improvements to our Executive Compensation Program for Fiscal 2012; Consideration of 2012 Say-on-Pay Vote. The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (a "say-on-pay proposal"). At the Company's annual meeting of stockholders held in June 2012, more than 95% of the votes cast were voted in favor of the say-on-pay proposal. Because of the timing of the vote on the 2012 say-on-pay proposal in relation to the compensation decisions for Fiscal 2012, the vote did not affect the Committee's compensation decisions and policies for Fiscal 2012. In early 2013, the Committee did take into account the vote on the 2012 say-on-pay proposal in designing the Company's executive compensation program for the Fiscal 2013 year and determined to:

•
continue with targeted total compensation for the Named Executive Officers that is in the aggregate below and for the individual Named Executive Officers approximates or is below the median targeted total compensation for the comparable position within the Company's compensation peer group;

•	continue with a cash and equity incentive program that is focused on rewarding improved financial performance and returning the Company to profitability; and

•
award equity at values to the Named Executive Officers (other than Ms. Via who did not receive an equity award in Fiscal 2013) that are in the aggregate below the aggregate equity award values granted to such individuals in Fiscal 2012 and, with the exception of Mr. Michielutti who joined the Company in Fiscal 2012, below the equity award value granted to such individual in Fiscal 2012.

All of the above reflects the Committee's continued focus on a performance-based compensation program. The Committee will continue to take into account the outcome of the Company's say-on-pay proposals when making future compensation decisions for the Named Executive Officers and will continue to refine the Company's executive compensation program in response to evolving executive compensation best practices.

II. Compensation Program Framework

Overview

This section describes the major elements of our compensation program for the Named Executive Officers and discusses the objectives, philosophy, process and decisions underlying the compensation of the Named Executive Officers. The CD&A should be read together with the executive compensation tables and related footnotes found later in this proxy statement.

The Committee is composed entirely of independent directors, as determined under the newly applicable SEC and NYSE rules, and Section 162(m) of the Internal Revenue Code. The Committee oversees our executive compensation and benefits policies and oversees and sets the compensation for the Named Executive Officers, except that the compensation of the Chief Executive Officer is recommended by the Committee and approved by the Board.

The principal elements of our executive compensation program for Fiscal 2012 were:

•	base salary;

•	annual cash incentives;

•	annual and long-term equity incentives; and

•	retention and/or severance arrangements with our Named Executive Officers.

Compensation Program Objectives and Reward Philosophy

As a retail company, we operate in a highly competitive and challenging industry. The Committee believes that our compensation program should be designed with a dual purpose: (i) to provide a total compensation opportunity necessary to both attract and retain talented and experienced key executives; and (ii) to provide rewards to motivate individual performance in a manner designed to promote the financial and operating success of the Company.

The Committee is guided by the following key objectives and reward philosophies in the design and implementation of our executive compensation program:

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Competitive Compensation Opportunity. Our compensation program is designed to provide a total compensation opportunity comprised of a base salary and annual and long-term incentives that approaches the median total compensation opportunity of our peer group companies for the comparable position if the Company meets its performance goals. While this basic tenet of our compensation philosophy has not changed, we have made modifications the past several years to reflect the challenges our business has experienced and our financial performance. Specifically, in designing Fiscal 2012 compensation at the beginning of the fiscal year, the total compensation opportunity for our executive officers for Fiscal 2012 was adjusted downward and lags the median of the compensation peer group companies by design, in order to align more closely with our recent performance, which is below that of our overall compensation peer group and the Company's expectations.

•
Pay for Performance. Our compensation program is intended to motivate our executive officers, including the Named Executive Officers, to drive our business and financial results, and is designed to reward both short-term financial performance as well as improved performance over a longer period of time. A considerable portion of each executive's total potential compensation consists of variable pay that is expressly conditioned upon the achievement of pre-established financial objectives and performance criteria.

•
Alignment with Stockholders. By providing to our executive officers cash and stock incentives that constitute a meaningful part of their total compensation, our executive officers' interests are closely aligned with the interests of our stockholders. Our compensation program is intended to motivate and reward our executive officers to drive performance, which in turn leads to the enhancement of long-term stockholder value.

In addition, we believe that our compensation decisions are designed to facilitate effective corporate governance, in addition to reflecting our say-on-pay performance philosophy. The chart below summarizes key elements of our compensation program relative to these criteria.

(This space was intentionally left blank.)

Alignment with Stockholders

Pay for Performance	Corporate Governance

We targeted compensation opportunities for Fiscal 2012 below competitive levels.	We generally limit our entering into individual employment agreements to our Chief Executive Officer.

A significant portion of incentive compensation for Named Executive Officers is granted in the form of performance-based equity.	The Compensation Committee is advised by an independent compensation consultant.

We provide no special or supplemental pension or health benefits.	We do not have compensation programs that encourage imprudent risk.

We offer a limited number of perquisites.	We prohibit pledging and hedging of Company stock.

We review our pay-for-performance relationships on an annual basis.	We provide for clawbacks of performance-based compensation under certain circumstances.

We do not pay the tax liability (i.e., gross-ups) associated with any perquisites or severance that we provide.

Process and Market Considerations

Process and Use of Independent Compensation Consultant

In making its compensation decisions, the Committee takes into account the recommendations of the Chief Executive Officer as to compensation, including salary increases, cash incentives, stock options and restricted stock awards, to be awarded to the other Named Executive Officers. Other than providing such recommendations, our Chief Executive Officer does not participate in the Committee's decisions regarding executive compensation. All such decisions are made by the Committee.

The Committee has engaged outside compensation consultants to assist with compensation-related matters when deemed appropriate. In mid-2010, as discussed below under "Competitive Market Assessment", the Committee directly engaged Pearl Meyer & Partners ("PM&P"), a compensation consultant, to assist the Committee in evaluating and setting executive compensation and in establishing a new compensation peer group. On an annual basis, PM&P provides updates to the Committee with respect to executive compensation issues and trends, and related regulatory developments. The executive compensation evaluations and analyses prepared by PM&P in Fiscal 2012 were reviewed and relied upon by the Committee (and also by the Board, in the case of Ms. Via and Mr. Waller) in setting Ms. Via's compensation in connection with her election as President and Chief Executive Officer, in setting Mr. Waller's compensation as Chief Executive Officer, and in setting the compensation of the other Named Executive Officers as described below.

In making decisions with respect to each component of executive compensation, our Committee typically takes into consideration the impact of the total value of these components for each executive and all executives as a group. In conjunction with making the annual executive compensation awards, the Committee reviews for each of the Named Executive Officers information regarding the executive's annual compensation, as well as comparative market data. The amount of annual compensation provided to the Named Executive Officers for Fiscal 2012 is described in the "Summary Compensation Table" in this proxy statement.

In connection with the preparation of the proxy statement, the Committee analyzed factors specified by the SEC and the NYSE that affect the independence of compensation advisers. Based on this analysis, the Committee concluded that there were no independence concerns related to PM&P in its role as an independent adviser to the Committee. PM&P does not perform other services for the Company and will not do so without the prior consent of the Committee Chair. In addition, in the regular performance of its services, PM&P meets periodically with the Committee Chair and the Committee outside the presence of management.

Competitive Market Assessment

The Committee, with the assistance of PM&P, adopted a new compensation peer group, consisting of 18 companies, in July 2010. The criteria used to determine the peer group companies included (i) limiting the pool of companies to the retail services industry, (ii) screening for retail companies with comparable revenues generally between 50% and 200% of the Company's annual revenues, (iii) having an appropriate sample size of between 15 to 20 companies, (iv) focusing on a subset of retail companies consisting of women's apparel, apparel and footwear, and (v) selecting the companies within that group considered to be the most relevant.

The compensation peer group serves three primary purposes:

•	to benchmark competitive compensation levels;

•	to serve as a resource to understand prevalent practices related to compensation plan design; and

•	to provide context for setting incentive plan performance goals and to evaluate relative financial and total stockholder return performance.

The Committee, with assistance from PM&P, also annually reviews the make-up of the compensation peer group. In June 2012, Francesca Holdings Corp. replaced Volcom, Inc., which was removed as a member of the group due to its being acquired. The compensation peer group currently consists of the following 18 companies:

American Apparel, Inc.	Citi Trends, Inc.	Hot Topic, Inc.
bebe stores, inc.	Coldwater Creek, Inc.	Lululemon Athletica, Inc.
Body Central Corp.	Delia, Inc.	New York & Company, Inc.
The Buckle, Inc.	Destination Maternity Corporation	Rue21, Inc.
Cache, Inc.	Destination XL Group, Inc.	Wet Seal, Inc.
The Cato Corporation	Francesca Holdings Corp.	Zumiez, Inc.

Our Fiscal 2012 Executive Compensation Program

Agreements with the Named Executive Officers

Compensation Arrangement with Larry C. Barenbaum

Mr. Barenbaum resigned on February 17, 2012. In connection with his resignation, the Company and Mr. Barenbaum executed a letter pursuant to which the Company agreed to treat Mr. Barenbaum's resignation as a termination "without cause" under the terms of his severance agreement with the Company entered into in connection with his election as President and Chief Executive Officer in January 2011 (described under "Severance Benefits" below). As a result, Mr. Barenbaum received $250,000 in severance payments and payment by the Company of the employer portion of premiums for health and dental coverage for a period of six months. Upon Mr. Barenbaum's termination, 900,000 of the 1,350,000 stock options awarded to him under his employee inducement award in January 2011 were forfeited. His ability to exercise the remaining 450,000 stock options that had vested prior to his resignation expired on May 18, 2012 without being exercised. As a result, Mr. Barenbaum did not receive any value from the employee inducement stock award.

Compensation Arrangements with Joel N. Waller

Arrangements in Connection with Hiring as President in December 2011. In connection with Mr. Waller's election as President of the Company in December 2011, the Committee approved the terms of a one-year employment agreement (the "Agreement") with Mr. Waller, under which Mr. Waller was entitled to:

•	an annual salary of $400,000;

•	participate, subject to meeting the eligibility requirements, in the benefit plans and programs generally available to senior executives; and

•	receive equity awards, which were granted effective as of December 14, 2011.

The equity awards granted to Mr. Waller pursuant to the Agreement were granted under our Second Amended and Restated 2005 Stock Incentive Plan and consisted of (i) a time-based restricted stock grant of 100,000 shares of the Company's Common Stock, that would vest in full on December 13, 2012, or earlier if Mr. Waller were terminated by the Company other than "for cause", as defined in the Agreement, and (ii) a grant of non-qualified stock options to purchase 150,000 shares of the Company's Common Stock at an exercise price per share equal to $2.50, the closing price on the NYSE of one share of the Company's Common Stock on December 14, 2011, his first day of employment. Per the terms of his option agreement with the Company, the options would vest in full on December 13, 2012, or earlier if Mr. Waller were terminated by the Company other than "for cause", as defined in the Agreement.

In evaluating and determining Mr. Waller's compensation as President, the Committee concluded that a package that contained a base salary of $400,000 was appropriate given Mr. Waller's (i) prior experience as a public company chief executive officer, (ii) other Named Executive Officers' salaries and (iii) the market base salary for chief operating officers or presidents based upon the peer group analysis. In addition, the grants of both stock options and time-based restricted stock in conjunction with his being named President were intended to serve both as a retention device and to incentivize him to drive improved performance; if the stock price appreciated as a result, he would be rewarded.

February 29, 2012 Amendments. On February 29, 2012, in connection with Mr. Waller's election as interim Chief Executive Officer, Mr. Waller and the Company amended and restated the Agreement (as amended and restated, the "Amended Agreement"). Pursuant to the Amended Agreement, Mr. Waller reported to the Board and was entitled to:

•	an annual salary of $500,000 (effective February 17, 2012, the date he was elected as Chief Executive Officer), and

•
a restricted stock award of 50,000 shares, to be granted on or about March 29, 2012, and which would vest in full on December 13, 2012, or earlier if Mr. Waller were terminated by the Company other than for cause.

The Committee's decision to pay Mr. Waller an annual salary of $500,000 upon his being named Chief Executive Officer in February 2012 was based on an analysis and reasoning similar to that used by the Committee in setting Mr. Barenbaum's salary as Chief Executive Officer at $500,000 the prior year. The additional restricted stock award of 50,000 shares was intended to motivate Mr. Waller to improve the Company's financial performance, as well as serve as a retention device while the Company searched for a permanent President and Chief Executive Officer.

October 2, 2012 Amendments. Effective as of October 2, 2012, the Company and Mr. Waller further amended and restated the Amended Agreement (the "Second Amended Agreement"). Pursuant to the Second Amended Agreement:

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Mr. Waller agreed to continue as the Company's President and Chief Executive Officer until March 31, 2013, unless a successor as President and Chief Executive Officer was elected by the Company's Board and commenced employment prior to that date;

•
Mr. Waller received a one-time cash bonus of $150,000, less applicable withholdings, in connection with Mr. Waller's agreement to extend his agreement to serve as the Company's President and Chief Executive Officer while the Company completed its search for a full-time President and Chief Executive Officer; and

•
the Company agreed that the Committee would review and adjust Mr. Waller's annual salary if he continued to serve as President and Chief Executive Officer on December 14, 2012, the date following the one-year anniversary of his joining the Company.

In addition, Mr. Waller agreed to serve as a consultant to the Company following the end of his service as President and Chief Executive Officer and through June 30, 2013. Under the terms of the consulting arrangement, he is being compensated at the rate of $30,000 per month, except that the Company agreed to continue to pay him through December 13, 2012 at his then-current annual salary of $500,000 if the search for a new President and Chief Executive Officer were completed prior to that date. In addition, while Mr. Waller is serving as a consultant, the Company has agreed to pay the employer portion of any health, dental, life and disability premiums.

Among the services to be provided by Mr. Waller during the term of his consulting agreement are: (i) to assist with the transition of a new President and Chief Executive Officer; (ii) special projects as agreed to by Mr. Waller and the Company's new President and Chief Executive Officer; and (iii) periodic meetings with the new President and Chief Executive Officer to review and discuss matters relating to the business of the Company. In addition, the Company and Mr. Waller entered into an amendment to the non-qualified stock option agreement of December 14, 2011 to provide that Mr. Waller will have until June 30, 2016 to exercise the vested portion of the non-qualified stock option, so long as Mr. Waller's employment as President and Chief Executive Officer was not terminated due to cause.

The decisions to extend Mr. Waller's contract, to provide him a $150,000 bonus and to enter into a consulting agreement were to ensure that there was not a disruption in the President and Chief Executive Officer position while the Company completed the search for a new Chief Executive Officer; to promote a smooth transition upon completion of the search; and to foster the continuation of the strategic initiatives commenced under Mr. Waller, as well as to reward him for his successful efforts in commencing a financial and operational turnaround of the Company.

Compensation Arrangements with LuAnn Via

In connection with the Company's search for a new President and Chief Executive Officer, the Company announced, on October 29, 2012, that it had elected LuAnn Via as the Company's President and Chief Executive Officer and as a member of its Board, effective as of November 26, 2012, Ms. Via's first date of employment with the Company. In connection with Ms. Via's election as President and Chief Executive Officer of the Company, Mr. Waller, the then-President and Chief Executive Officer, ceased serving in those roles and began serving as a consultant on November 26, 2012. In connection with Ms. Via's election, the Company entered into, as of October 29, 2012, an employment agreement with her (the "Via Agreement"). Effective May 2, 2013, the Company and Ms. Via amended the Via Agreement (the "May 2013 Amendments"). The principal terms of the Via Agreement, as amended, are as follows:

•	Term. The Via Agreement has a three-year term, commencing on November 26, 2012, with one-year extensions thereafter, unless either party exercises a right to terminate the Via Agreement.

•	Annual Compensation. The main elements of Ms. Via's annual compensation are as follows:

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Base Salary. An initial annual base salary of $800,000 through February 1, 2014. Thereafter, Ms. Via's salary will be reviewed annually and any adjustments approved by the Committee. Ms. Via's base salary may not be reduced during the term of her agreement without Ms. Via's consent, unless such reduction is made on substantially similar terms for all senior executives.

◦
Annual Bonus Opportunity. Ms. Via will be eligible for a bonus under the Company's annual incentive program beginning in fiscal 2014. The target annual bonus opportunity will be equal to 100% of her then-current base salary, with the maximum and threshold bonus levels to be set by the Committee, or the Board, in the ordinary course of its annual compensation deliberations.

◦
Long-Term Equity Incentive Opportunity. Due to the granting of a long-term incentive inducement award described below, Ms. Via will not be eligible to receive long-term incentive equity awards until the fiscal year beginning January 31, 2016. Such awards will be determined by the Committee, or the Board, in the ordinary course of its annual compensation deliberations.

◦
Benefits and Perquisites. Ms. Via will also be eligible to participate in all existing benefit plans generally available to the Company's employees and to receive an annual car allowance of $12,000. In connection with Ms. Via's relocating to Minnesota, the Company agreed to pay for weekly "coach" round trip airfare between Memphis, Tennessee, her primary residence, and Plymouth, Minnesota for a period of up to six months and to pay for the cost of moving her household goods from her residence in Lawrence, Kansas to the Twin Cities area. In addition, the Company agreed to provide Ms. Via up to $5,000 per month of temporary living expenses for up to six months. Following Ms. Via's purchase of a residence in Minneapolis, Minnesota, the Company and Ms. Via entered into the May 2013 Amendments and agreed to cap Ms. Via's temporary living expenses at $11,000 and to pay Ms. Via $22,264.50 to reimburse her for certain closing costs incurred in connection with the purchase of a residence in Minneapolis, Minnesota and the sale of a residence in Lawrence, Kansas.

•
Inducement Awards and Bonuses. To induce Ms. Via to join the Company, as well as in lieu of potentially foregone compensation, the Company granted to Ms. Via certain inducement and bonus awards as summarized below:

◦
a cash signing bonus of $200,000, payable on November 26, 2012 and subject to repayment in full if Ms. Via resigns without "good reason" (as defined in the Via Agreement) or is terminated for "cause" (as defined in the Via Agreement) during the first year of her employment;

◦
a make-whole cash bonus of $300,000 in lieu of a potential foregone annual performance cash award from her prior employer, to be paid in $150,000 installments on November 26, 2013 and November 26, 2014, so long as Ms. Via is still employed by the Company, absent a termination without "cause" (as defined in the Via Agreement") or a resignation for "good reason" (as defined in the Via Agreement). As provided in the May 2013 Amendments, Ms. Via has agreed to forego and irrevocably waive the $300,000 make-whole bonus;

◦
an annual incentive inducement award for Fiscal 2013, consisting of a non-qualified stock option to purchase 500,000 shares of the Company's Common Stock at an exercise price of $3.43, which option becomes exercisable in full on February 1, 2014, assuming she remains employed as Chief Executive Officer on such date, with vesting accelerated in the event of a "change-in-control", as defined in the stock option agreement; and

◦
a long-term incentive inducement award, consisting of a non-qualified stock option to purchase 1.5 million shares of the Company's Common Stock at an exercise price of $3.43. The option vests as to 500,000 shares on each of November 26, 2013, November 26, 2014 and November 26, 2015, assuming Ms. Via remains employed as Chief Executive Officer on each such date, with vesting accelerated in the event of a "change-in-control" of the Company, as defined in the stock option agreement. This long-term incentive stock award was made with the understanding that it is intended to be in lieu of any future grants of long-term equity awards to Ms. Via through January 30, 2016.

•
Employment Transition Absent a Change-in-Control. In the event that Ms. Via's employment with the Company is terminated without cause or she voluntarily resigns for good reason, in each case, in the absence of a change-in-control of the Company, Ms. Via will be entitled to receive a severance payment equal to: (i) two times her annual base salary, if terminated in the first year of employment, or (ii) one times her annual base salary thereafter. In each case, Ms. Via will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination. The severance payment is conditioned upon Ms. Via entering into, and not rescinding, a release of claims. The Company has agreed to continue the one-times base salary severance commitment to Ms. Via for so long as she remains employed by the Company. Ms. Via will not receive any tax gross-up payment in connection with this severance payment.

•
Change-in-Control. In the event of Ms. Via's termination by the Company without cause or her voluntary resignation for good reason upon or within twelve months after a change-in-control of the Company, Ms. Via would be entitled to receive cash severance in an amount equal to two times the sum of her annual base salary plus an "on-target" bonus. Ms. Via will also be entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination. Ms. Via will not receive any tax gross-up payment in connection with this severance payment.

•
Restrictive Covenants. In consideration for the payments and benefits provided under the Via Agreement, Ms. Via agreed to certain restrictive covenants to protect the Company, including restrictions on post-termination disclosure of confidential information, competitive activity and solicitation of the Company's employees. Ms. Via also agreed and acknowledged that she will be subject to the Company's current, and future, performance award recoupment (i.e., clawback) policies as they relate to her performance-based awards.

In assessing and determining the appropriate types, amounts and level of compensation for Ms. Via, the Committee considered a variety of information and data. This included compensation guidelines and reference points prepared by PM&P, including an analysis of compensation for chief executive officers within the Company's compensation peer group of 18 retail companies, and the comparable base salary, target annual incentive, total target cash, total target direct compensation and long-term incentives at those 18 companies. The Committee intended to provide total target compensation approximating the median based upon the data reviewed and considered, and a competitive compensation package that addressed Ms. Via's compensation arrangements, including those likely to be foregone. There was also considerable emphasis on pay-for-performance and stock appreciation over a three-year period, as part of the Company's continuing efforts to improve its financial performance and return to profitability on a long-term basis.

Summary of Employment Arrangements with Peter G. Michielutti

Peter G. Michielutti was elected Senior Vice President, Chief Financial Officer effective April 20, 2012. In connection with his election, Mr. Michielutti entered into a one-year employment agreement providing for:

•	an annual salary of $350,000;

•
a non-qualified stock option to purchase 30,000 shares of our Common Stock at $1.86 per share (the closing price on the NYSE of one share of our Common Stock on the first date of his employment with the Company), such option to vest on the one-year anniversary of the date of grant;

•	a performance-based restricted stock award in the amount of 18,817 shares at "target" under the Company's Fiscal 2012 incentive program; and

•	an additional performance-based restricted stock award in the amount of 20,000 shares, provided that certain stock appreciation goals are achieved by April 19, 2013.

The agreement further provided that, in the event that Mr. Michielutti's employment was terminated by the Company without cause prior to the one-year anniversary of his date of hire, he would receive as severance, in exchange for a full release of claims, the unpaid portion of his salary through April 19, 2013.

In assessing and determining the appropriate level of compensation for Mr. Michielutti, the Committee considered a variety of information and data. This included an analysis with respect to positions, both regionally and nationally, with responsibilities similar to those of Mr. Michielutti based upon data compiled by PM&P. The Committee evaluated information regarding comparable base salaries, target annual incentives, total target cash and total target direct compensation, with the goal of providing total target compensation that was competitive, but below the median of total target compensation for comparable positions. The Committee agreed to provide a one-year agreement to Mr. Michielutti as an inducement for him to accept the position at a time when the Company was undergoing a search for a new President and Chief Executive Officer.

Retention and Severance Agreements

In addition to the above agreements, the Company and certain of the Named Executive Officers have entered into retention agreements and severance agreements as described below under "Retention Benefits" and "Severance Benefits".

Total Fiscal 2012 Pay Mix at Target Financial Performance

The Committee does not have a specific policy for allocating between annual and long-term compensation or between cash and equity compensation. In Fiscal 2012, because of the Company's strong focus on cash generation and preservation, annual incentive compensation at target financial performance ("Target") was in the form of performance-based restricted stock, and all long-term compensation was in the form of performance-based equity. The table which follows illustrates, for each of the Named Executive Officers (other than Mr. Barenbaum), the manner in which (i) the overall pay mix at Target was allocated between performance and non-performance-based elements; (ii) performance-based compensation was allocated between annual and long-term elements at Target; and (iii) total compensation at Target was allocated between cash and equity.

(This space was intentionally left blank.)

Fiscal 2012
Total Direct Compensation Mix at Target (1) (2) (3)

	Percent of Total Direct Compensation Mix at Target that is:		Percent of Performance- Based Total Direct Compensation Mix at Target that is:		Percent of Total Direct Compensation Mix at Target that is:
	Performance- Based (4)	Not Performance- Based (5)	Annual (6)	Long-Term (7)	Cash-Based (8)	Equity-Based (9)
LuAnn Via (10)	55%	45%	0%	100%	45%	55%
Joel N. Waller (11)	7%	93%	100%	0%	80%	20%
Peter G. Michielutti	21%	79%	77%	23%	79%	21%
Michael J. Lyftogt	22%	78%	50%	50%	78%	22%
Monica L. Dahl	22%	78%	50%	50%	78%	22%
Luke R. Komarek	22%	78%	50%	50%	78%	22%
Michelle L. Rice	22%	78%	50%	50%	78%	22%

(1)
Based upon the Company's financial performance, the Committee affirmatively determined for Fiscal 2012 that the compensation opportunity at Target under the Company's equity incentive program should be below the median for the comparable positions within the Company's compensation peer group. As a result, the percentage of total Fiscal 2012 compensation at Target that is deemed performance-based is generally lower than it would be in a more typical year.

(2)
For purposes of this table, except where noted otherwise, "total direct compensation mix at Target" includes, for those who worked for the Company for all of Fiscal 2012, their actual salary earned and, for those who only worked for the Company for a portion of Fiscal 2012, their "annualized" salary for twelve months and, for all such individuals, any cash incentive compensation at Target, any other cash bonuses and the fair value at grant of annual and long-term equity incentive compensation.

(3)	Mr. Barenbaum resigned on February 17, 2012 and was employed for only three weeks of Fiscal 2012. Therefore, he is not included in the table.

(4)
Represents the percentage resulting from dividing (A) the sum of annual cash incentives based on target performance, if any, plus the value of stock options and performance-based restricted stock as of the respective dates of grant, by (B) total direct compensation.

(5)
Represents the percentage resulting from dividing (A) the sum of base or annualized salary plus any time-based restricted stock or non-performance-based cash incentives (valued as of their respective dates of grant) by (B) total direct compensation.

(6)	Represents the percentage resulting from dividing (A) annual incentives at Target (i.e., performance-based restricted stock) by (B) the sum of annual incentives at Target plus options.

(7)
Represents the percentage resulting from dividing (A) the value of stock options (measured as of the date of grant) by (B) the value of annual incentives (i.e., performance-based restricted stock) at Target plus stock options (all measured as of their respective dates of grant).

(8)
Represents the percentage resulting from dividing (A) for those who worked for the Company the entire fiscal year, their actual base salary earned and, for those who only worked for the Company for a portion of Fiscal 2012, their annualized salary for twelve months, in each case, plus any cash incentives paid by (B) total direct compensation.

(9)	Represents the percentage resulting from dividing (A) the value of long-term equity incentives (measured as of their respective dates of grant) by (B) total direct compensation.

(10)
For purposes of presentation and to reflect that it represented a multi-year award that vests pro rata over three years commencing November 26, 2012, one-third of the value of the employee inducement stock option awards made to Ms. Via in November 2012 has been included in the calculations.

(11)
The information provided with respect to Mr. Waller does not include the fees he was paid in Fiscal 2012 following his transition to a consultant to the Company upon Ms. Via's becoming President and Chief Executive Officer and is based on his actual salary rather than his annualized salary.

Fiscal 2012 Base Salaries

In conjunction with her election as President and Chief Executive Officer effective November 2012, Ms. Via's annual base salary was set at $800,000. This is slightly above the 50th percentile for Chief Executive Officers in the Company's compensation peer group, as reflected in an external market analysis prepared by PM&P for the Committee's consideration in connection with the Board's search for a new President and Chief Executive Officer.

In connection with his promotion to interim Chief Executive Officer in February 2012, Mr. Waller received a salary increase of $100,000, or 25%. In connection with her promotion to Senior Vice President, Store Operations at the beginning of Fiscal 2012, Ms. Rice received a salary increase of $10,000, or 4%. Mr. Michielutti, Mr. Lyftogt, Ms. Dahl and Mr. Komarek did not receive a salary increase in or for Fiscal 2012.

The salary column in the "Summary Compensation Table" below contains the base salary earned for Fiscal 2012 by each of the Named Executive Officers.

Cash and Equity Incentives

Annual Cash Incentive Plan. In 2009, the Committee adopted, and our stockholders approved, an annual cash incentive plan for our senior executives. The primary objective of our 2009 Qualified Annual Incentive Plan is to provide annual cash incentives for our executive officers to achieve our strategic goals. This is consistent with our pay-for-performance philosophy. Historically under this plan, our Committee annually sets a pre-tax, pre-bonus operating income goal against which actual results for the year would be measured to determine whether, and in what amounts, bonuses would be paid under this plan.

Fiscal 2012 Annual Incentive Plan Design. For Fiscal 2012, the design of the Company's incentive program changed considerably to reflect (i) the Company's recent financial performance (operating loss of $71.7 million in Fiscal 2011), which was substantially below expectations; (ii) the Company's anticipated operating loss for Fiscal 2012; (iii) a strong desire to preserve cash; (iv) a desire to provide a lower total potential incentive compensation opportunity in response to factors (i) through (iii); and (v) a continued focus on pay-for-performance, including a heavier emphasis on equity tied to both improved financial performance and stock appreciation. Under the Fiscal 2012 incentive plan design, there was no provision for the payment of any cash incentive at target. Rather, as described below, a cash incentive would be paid only if the Company's operating results were at least 25% better than that contemplated in the budget approved by the Board for Fiscal 2012.

Ms. Via was not employed as an executive officer at the time the Fiscal 2012 plan was approved and implemented. Because she did not join the Company until November 2012, she was not designated as a participant in the program. Mr. Barenbaum, who resigned as an executive officer and a director on February 17, 2012, also did not participate.

2012 Annual Cash Incentive Performance Goal and Results

The operating income measure approved by the Committee with respect to the annual cash incentive plan for Fiscal 2012 was formulated to focus the Company on improved financial performance and progress towards a return to profitability, which would be reflected through achievement of the following:

•	rebalancing the merchandise assortment and offering an improved price/value proposition;

•	improved inventory management and promotional strategies;

•	achieving positive same-store sales comps;

•	improving merchandise margins and gross margins; and

•	controlling expenses.

For Fiscal 2012, the Committee determined that each eligible participant would earn an annual incentive bonus of 5% of his or her Fiscal 2012 salary if we achieved operating results that were 25% better than the operating results contemplated in the budget approved by the Board, as set forth below. If we achieved operating income results that were at least 50% better than the operating results in the Board-approved budget, each eligible participant would earn an annual incentive of 10% of his or her Fiscal 2012 salary. The table below shows the cash incentive amount, as a percentage of salary, that Mr. Waller and the other Named Executive Officers would earn at 125% of target or 150% of target.

	100% of Target	125% of Target	150% of Target
Joel W. Waller	0%	5%	10%
Peter G. Michielutti	0%	5%	10%
Michael J. Lyftogt	0%	5%	10%
Monica L. Dahl	0%	5%	10%
Luke R. Komarek	0%	5%	10%
Michelle L. Rice	0%	5%	10%

In order for the cash incentive portion of the program to be paid, the Company needed to have an operating loss of approximately $12.9 million or less. Operating income under the program was defined to mean the income (or loss) before interest and taxes, determined in accordance with generally accepted accounting principles, but (i) prior to accruing expense for any cash awards under the Company's annual incentive program for the fiscal year or any other performance or guaranteed bonuses paid or accrued by the Company during the fiscal year and based upon that fiscal year's performance, and (ii) excluding the impact (whether positive or negative) thereon of any change in accounting standards, extraordinary items or restructuring charges or benefits. For Fiscal 2012, the Company's operating loss did not reach target. As a result, no cash incentives were paid to the Named Executive Officers under the plan for Fiscal 2012.

Equity Incentive Component

Program Design for Long-Term Equity Incentives. In general, we review whether to grant long-term equity incentive awards to our executive officers near the end of, or shortly following, each fiscal year. To the extent we approve such awards, they are granted as of the second trading day on the NYSE following the issuance of financial results for the prior fiscal year. This is done pursuant to the Company's policy of granting equity awards to current employees, including any Named Executive Officers, only during open trading periods under our Insider Trading Policy.

The primary objectives of our equity incentive program are to:

•	retain key executives in a competitive market for talent;

•
more closely align executive interests with stockholder interests by directly conditioning a significant portion of the executive's incentive compensation on the Company's performance, as well as on the executive's performance; and

•	reward our executives for long-term stock price appreciation, rather than focusing solely on short-term financial success.

The Committee's approach to long-term equity incentives is typically to grant both stock options and restricted stock awards (performance-based and/or time-based). This allows us to provide a mix of long-term equity awards that has an effective incentive and retention impact across a range of business and industry conditions. We believe that this approach is also reflective of changes in accounting regulations for equity compensation and developments in competitive market practices.

All equity-based awards to the Named Executive Officers during Fiscal 2012 were made under our Second Amended and Restated 2005 Stock Incentive Plan, except for the employee inducement awards made to Ms. Via as described above under "Compensation Arrangements with LuAnn Via". Given that Mr. Waller received a stock option award in December 2011 in connection with his being named President, he did not receive an additional stock option award for Fiscal 2012 under this program; he did, however, receive an award of performance-based restricted stock as described below. Similarly, Mr. Michielutti received a performance-based restricted stock award under this program, as described below; however, he did not receive a stock option award under this program, given the other equity granted to him in connection with his joining the Company.

The following types of equity compensation awards were used in Fiscal 2012 for our other Named Executive Officers:

•
Non-Qualified Stock Options. The exercise price of each option granted in Fiscal 2012 was equal to the final closing price of one share of our Common Stock as reported on the NYSE on the date of grant. All of the stock options granted in Fiscal 2012 have a ten-year term and, with the exception of the stock option granted to Mr. Waller in connection with his being named as President for a one-year term, and the stock option granted to Mr. Michielutti in connection with his one-year employment agreement, vest ratably over three years in order to reinforce the retention aspects of the awards. The awards to each of Messrs. Waller and Michielutti vested over one year. As the potential value ultimately realized by the option holder upon exercise increases with improvement in our stock price, we believe that stock options provide an incentive for our executives to drive performance leading to increases in long-term stockholder value.

•
Restricted Stock with Performance-Based Vesting. All of the Named Executive Officers, other than Ms. Via and Mr. Barenbaum, received awards of performance-based restricted stock in connection with the equity incentive program for Fiscal 2012. The shares of performance-based restricted stock granted in Fiscal 2012 were intended to provide an incentive and reward the executive for improved financial performance and returning the Company on the path to profitability. The performance criteria was operating results that were equal to or less than the operating loss at budget based upon the budget approved by the Company's Board of Directors in February 2012. The definition of operating results is described above on page 31. In the event that the performance criteria were met, one-half of the performance-based stock awarded to the Named Executive Officer would vest on the date the Committee formally determined that the performance criteria had been met, and the remaining 50% would vest on the second anniversary of the date of grant, in each case so long as the individual remained in the employ of the Company.

The Company's financial performance for Fiscal 2012 fell short of the operating loss target. For Fiscal 2012, after excluding extraordinary items, the Company's operating loss was approximately $21.1 million, as compared to a budgeted operating loss of approximately $17.2 million. As a result, all of the performance-based restricted stock awards made for Fiscal 2012 were forfeited effective April 4, 2013, consistent with the pay-for-performance philosophy underlying these awards.

•
Restricted Stock with Time-Based Vesting. Other than the grant to Mr. Waller described above, time-based restricted stock was not granted in or for Fiscal 2012 to any of the Named Executive Officers. Because the value of a time-based restricted stock award increases as the market value of our stock increases, we believe that time-based restricted stock provides an incentive for award recipients to drive performance that leads to improvement in the market value of our Common Stock.

The Committee's practice for determining equity grants for our executive officers is first to evaluate the value of compensation that it desires to provide in the form of equity, both as part of the total target compensation for that Named Executive Officer and in the aggregate to Named Executive Officers. As part of this process, the Chief Executive Officer, with input from several senior officers and the Committee, recommends to the Committee, for executives other than the Chief Executive Officer, the award level and types of equity awards. The Committee then reviews the Chief Executive Officer's recommendations and considers the value of such awards among the Named Executive Officers, as well as the criteria described below under "Analysis". Using a Black-Scholes valuation methodology, the value in Fiscal 2012 of an option to acquire one share of the Company's Common Stock, which vests in approximately one year, was 33% to 40% of the value of one share of restricted stock, and the value of an option to acquire one share of restricted stock that vests over three years was approximately 60% of the value of one share of restricted stock, in each case valued at the time the award was made. The vesting for the equity awards is determined by the Committee.

Our Board has adopted a policy with respect to the granting of options, restricted stock and other awards under our equity incentive plans that specifies that grants to our executive officers may only be made in or become effective within an open trading window under our Insider Trading Policy. Exceptions are allowed for grants in connection with the hiring or promotion of an executive officer. In the case of an offer of employment, the grant may be approved in conjunction with the offer, but may not become effective until the first date of employment.

Analysis. Our Committee believes that the use of long-term equity incentives as a significant component of total compensation is consistent with our philosophy of aligning the interests of our executive officers with those of our stockholders and our pay-for-performance philosophy. The targeted value of equity awards at the time of grant is determined based on consideration of the executive officer's level of responsibility and performance, competitive market data, the costs and potential dilution to stockholders of the program, recent and projected financial performance, targeted total compensation and incentive and retention objectives.

For Fiscal 2012, the equity awards granted under the Fiscal 2012 incentive program to Named Executive Officers represented approximately one-third of the total incentive at market for the comparable position based on the external data prepared for and considered by the Committee. In the case of Messrs. Waller and Michielutti, given other equity awards that they received, it represented substantially less than one-third of the incentive at market for the comparable position, as Messrs. Waller and Michielutti only received performance-based restricted stock awards under the Fiscal 2012 incentive program.

For Fiscal 2012, all of the equity awards received by the Named Executive Officers were part of the annual equity awards granted in March 2012, except for the equity awards made to Mr. Waller described above on page 25, for the awards made to Mr. Michielutti described above on page 28 and the awards made to Ms. Via described above on page 27. The specific number of any stock options, shares of restricted stock and shares of performance-based restricted stock that were granted to each of the Named Executive Officers in Fiscal 2012 are set forth in the "Grants of Plan-Based Awards for Fiscal 2012" table in this proxy statement.

Our Committee anticipates continuing to award in the future a mix of one or more of stock options, restricted stock and performance-based restricted stock to our executives.

Other Personal Benefits and Perquisites

Primary Benefits. The Named Executive Officers are eligible to participate in the same employee benefit plans in which all other eligible salaried employees participate. These plans include medical, dental, life insurance, disability and a qualified retirement savings plan. The Company does not maintain any other benefit programs which are exclusive to executives (other than limited perquisites, and retention and severance benefits as discussed below.)

Perquisites. Our Named Executive Officers are primarily compensated with cash and equity and not perquisites. The Committee does not view perquisites to be an important element of the executive compensation program. Ms. Via received a monthly auto allowance totaling $1,846 for Fiscal 2012; received $10,971 in connection with weekly coach round trip airfare between Memphis, Tennessee, her primary residence, and Plymouth, Minnesota and in connection with temporary living expenses in Fiscal 2012; and $20,000 for attorney's fees in connection with the negotiation of her employment agreement. Ms. Rice received the benefit of a Company-leased vehicle for Fiscal 2012 valued at $5,916 and Mr. Barenbaum received $923 as an auto allowance. Detailed information regarding the personal benefits and perquisites paid to the Named Executive Officers in Fiscal 2012 is provided in footnote 4 to the "Summary Compensation Table" in this proxy statement.

Severance Benefits

Severance benefits are part of our overall compensation philosophy in order both to attract and retain highly qualified key executives and to provide competitive total compensation. The Committee considers severance benefits to be an important element of a competitive compensation package but does not consider severance benefits to be a significant factor in determining annual total compensation.

In April 2011, the Company entered into severance agreements with each of the then-employed Named Executive Officers, i.e., Mr. Barenbaum, Mr. Lyftogt, Ms. Dahl, Mr. Komarek and Ms. Rice. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without "cause", as such term is defined in the agreement. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment in the aggregate equal to six months of the executive's current salary or, if greater, six months of the executive's highest annual salary at any time during the twelve months preceding the date of termination. The Company also agrees to pay the Company portion of any COBRA health and dental premiums for the six-month severance period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The agreement also contains a provision prohibiting the executive officer, during the period of his or her employment and for a one-year period after the date his or her employment with the Company ends, from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a "Competitor" (as such term is defined in the agreement); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

In connection with the expiration of Mr. Michielutti's one-year employment agreement, in January 2013, the Company entered into a severance agreement with Mr. Michielutti upon comparable terms to those described in the preceding paragraph. The terms of Ms. Via's severance arrangements under her employment agreement are described above under "Compensation Arrangements with LuAnn Via".

For information regarding the amounts of severance, if any, each Named Executive Officer would have received under the applicable agreements based on a hypothetical termination date of February 1, 2013, the last business day of Fiscal 2012, see "Payments Upon Termination or Change in Control" on pages 46 to 47.

Retention Agreements

In response to an unsolicited offer to acquire the Company, which the Board and the Committee recognized to be highly disruptive to the Company's daily operations and could cause certain key members of management to consider other employment opportunities, in July 2012, the Committee approved a management retention plan (the "Retention Plan") and the entry into retention agreements issued pursuant to the Retention Plan for certain members of management, including Mr. Michielutti, Ms. Dahl, Mr. Komarek and Ms. Rice. The Retention Plan is intended to ensure that the most critical members of management remain fully engaged and focused on driving improved performance at the Company for the benefit of the Company's stockholders. The retention agreements provide for a lump sum cash award payable on July 5, 2013, unless accelerated due to a change in control and the individual's subsequent termination without cause or resignation with good reason. The amount of the award for each of the Named Executive Officers is equal to the Named Executive Officer's annualized base salary without regard to bonuses and other incentive compensation as in effect immediately prior to distribution.

Section 162(m) Policy

Under Section 162(m) of the Internal Revenue Code, we must meet specified requirements related to our performance and must obtain stockholder approval of certain compensation arrangements in order for us to fully deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain Named Executive Officers. At the 2009 Annual Meeting of Stockholders, the Company's stockholders approved the Christopher & Banks Corporation 2009 Qualified Annual Incentive Plan. That plan includes specific performance criteria and therefore incentive awards granted under that plan are deemed to meet the requirements of Section 162(m). The Committee believes that any compensation paid in accordance with the terms of the Christopher & Banks Corporation 2009 Qualified Annual Incentive Plan during the stockholder-approval period will be deductible for federal income tax purposes.

The stockholders approved the Second Amended and Restated 2005 Stock Incentive Plan at the 2010 Annual Meeting of Stockholders. Therefore, the Committee believes that compensation attributable to stock options, stock appreciation rights and performance awards made under that plan will be deductible for federal income tax purposes.

The compensation paid in Fiscal 2012 subject to the Section 162(m) cap did not exceed $1,000,000 for any of the Named Executive Officers. Therefore, all such compensation should be deductible for federal income tax purposes.

The Committee intends to continue its practice of paying competitive compensation consistent with our philosophy to attract, retain and motivate executive officers to manage our business in the best interests of the Company and our stockholders. The Committee, therefore, may choose to provide non-deductible compensation to our executive officers if it deems such compensation to be in the best interests of the Company or in the best interests of our stockholders.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers that are consistent with the Board's desire and expectation that management build a long-term commitment to our Company by acquiring and holding stock. Although compliance is not mandatory, it will be taken into consideration when evaluating future equity-based grants to executive officers. These guidelines call for (1) the Chief Executive Officer to hold shares of our Common Stock equal to at least one times her annual salary, (2) each Executive Vice President to hold shares of our Common Stock equal to at least .75 times his or her annual salary, (3) each Senior Vice President to hold shares of our Common Stock equal to at least .5 times his or her annual salary and (4) each Vice President to hold shares of our Common Stock equal to at least .25 times his or her annual salary. Executive officers serving as of February 21, 2007, the date the stock ownership guidelines were adopted, were encouraged to comply with the guidelines by February 21, 2012. Executive officers who joined us after February 21, 2007 are encouraged to comply with the guidelines within five years of the date of his or her initial election as an officer. The Committee intends to continue its practice of periodically reviewing its stock ownership guidelines in conjunction with future equity incentive programs and its overall compensation strategy. As of May 1, 2013, only three Named Executive Officers, Monica Dahl, Luke Komarek and Michael Lyftogt, had been serving as an executive officer for five years or more. Based on the number of shares owned outright by such individual and the closing price of the Company's stock on May 1, 2013, Ms. Dahl, Mr. Komarek and Mr. Lyftogt each met the ownership guideline on that date.

The Board has also established stock ownership guidelines for non-employee directors, which are discussed on pages 10 to 11.

Hedging and Use of Derivatives Policy

Our Insider Trading Policy prohibits Named Executive Officers and directors (along with others) from engaging in hedging or monetization transactions involving the Company's Common Stock. The policy also prohibits short sales of the Company's Common Stock or engaging in purchases or sales of puts, calls or other derivative securities based on the Company's Common Stock. The policy also prohibits our Named Executive Officers from purchasing Company stock on margin, borrowing against the Company's Common Stock held in a margin account or pledging Company stock as collateral for a loan.

Compensation Committee Report

The Committee has reviewed and discussed the "Compensation Discussion and Analysis" set forth above with our management. Based on this review and discussion with management, the Committee recommended to our Board that the "Compensation Discussion and Analysis" be included in this proxy statement and in our Report on Form 10-K for the period ended February 2, 2013.

Members of the Compensation Committee

Mark A. Cohn, Chair
Anne L. Jones
David A. Levin
William F. Sharpe, III

Compensation Risk Analysis

During each of the past several fiscal years, the Committee has actively engaged in reviewing and modifying aspects of the Company's compensation programs in light of the current business environment and the Company's recent and projected financial performance. As part of that analysis, the Committee has considered and discussed potential risks that could arise from the Company's compensation policies and practices and the extent to which any of those risks could reasonably likely have a material adverse effect on the Company. Based on that review and analysis, the Committee believes that the Company's compensation program reflects an appropriate mix of compensation elements and balances current and long-term performance objectives, cash and equity compensation, and risks and rewards associated with executive roles. The following items illustrate this point:

•	all members of the Committee are independent within the meaning of the NYSE listing standards and the Committee has engaged and received advice from an independent compensation consultant;

•	we establish reasonable goals and objectives in our incentive programs;

•	our long-term incentives typically provide for a defined range of payout opportunities and are capped (typically between 100% to 200% of target);

•	total direct compensation opportunity includes long-term, equity-based incentive awards with vesting schedules that fully materialize over several years;

•	the ability under the Company's 2009 Qualified Annual Incentive Plan to alter, suspend or discontinue a participant's rights with respect to a potential annual incentive award;

•	we review and determine annually the financial performance goals under the annual incentive and the equity award programs;

•	we impose a limit on annual incentive awards, which discourages short-term actions that may cause harm to our long-term interests;

•	we provide in our performance-based equity agreements that the grant and delivery of equity is subject to any clawback policies adopted by the Company;

•
we grant equity incentive awards annually, so executives typically have equity awards that are unvested and which could decrease significantly in value if our business is not managed for the long-term; and

•	we provide periodic training on our Code of Conduct and other policies to educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Based on the above combination of items, the Committee believes that (i) our executives are encouraged to manage the Company in a prudent manner, and (ii) our incentive programs are designed in a manner to encourage our senior business leaders to not take risks that are inconsistent with the Company's best interests and that are reasonably likely to have a material adverse effect on the Company.

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Summary Compensation Table

The following table shows the cash and non-cash compensation for Fiscal 2012 and the previous two fiscal years that was awarded to or earned by individuals who served as our Chief Executive Officer or Chief Financial Officer during Fiscal 2012 and each of our three other most highly compensated executive officers who were serving as executive officers at the end of Fiscal 2012 (the "Named Executive Officers"). Fiscal 2012 was a 53-week period; Fiscal 2011 a 48-week period; and Fiscal 2010 a 52-week period.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		All Other Compensation ($)(4)	Total ($)

LuAnn Via	2012	153,846	200,000	0		3,751,900	(6)	32,817	4,138,563
President, Chief Executive
Officer (5)

Joel N. Waller	2012	419,231	150,000	145,500	(8)	0		76,437	791,168
Former President and	2011	43,077	0	250,000		214,665		60,000	567,742
Chief Executive Officer (7)

Larry C. Barenbaum	2012	47,596	0	0		0		254,471	302,067
Former Chief Executive Officer(9)	2011	461,538	0	0		0		32,266	493,804
	2010	187,692	0	315,484		3,457,350	(10)	2,077	3,962,603

Peter G. Michielutti	2012	275,962	0	72,200	(8)	22,092		0	370,254
Senior Vice President,
Chief Financial Officer (11)

Michael J. Lyftogt	2012	259,615	0	37,501	(8)	37,498		0	334,614
Chief Accounting Officer,	2011	229,808	0	74,996	(12)	75,001		716	380,521
Former Senior Vice President,	2010	192,115	0	63,764	(13)	60,081		2,957	318,917
Chief Financial Officer

Monica L. Dahl	2012	295,972	0	42,750	(8)	42,748		0	381,470
Senior Vice President,	2011	262,885	0	90,004	(12)	90,000		819	443,708
Marketing	2010	268,942	25,000	108,864	(13)	104,050		5,030	511,886

Luke R. Komarek	2012	285,992	0	41,309	(8)	41,308		0	368,609
Senior Vice President,	2011	254,112	0	74,996	(12)	75,001		792	404,901
General Counsel	2010	270,489	0	114,912	(13)	109,201		5,924	500,526

Michelle L. Rice	2012	274,923	0	39,751	(8)	39,748		5,916	360,338
Senior Vice President,	2011	234,615	0	74,996	(12)	75,001		5,381	389,993
Store Operations	2010	185,096	0	45,744	(13)	50,930		2,600	284,370

(1)	The bonuses included in this column reflect signing (Ms. Via), retention (Mr. Waller) or discretionary (Ms. Dahl) bonuses paid to the Named Executive Officers.

(2)
The amounts shown in this column represent the grant date fair values of the time-based and performance-based restricted stock awards made in Fiscal 2012, Fiscal 2011 and Fiscal 2010 calculated in accordance with ASC 718 based on the closing share price of our Common Stock on the date of grant. Additional information related to the calculation of the grant date fair value is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in our 10-K Report.

(3)
The amounts shown in this column represent the grant date fair values of non-qualified stock option awards. In accordance with ASC 718, the grant date fair values for these awards have been determined using the Black-Scholes method and were based on the assumptions presented in Note 10 of the Notes to the Consolidated Financial Statements included in our 10-K Report.

(4)    All other compensation for Fiscal 2012 consisted of the following:

Name	Auto Allowance/Car Lease		Consulting Fees		Moving and Relocation		Attorney's Fees		Severance		Total
LuAnn Via	1,846		0		10,971	(A)	20,000	(B)	0		32,817
Joel N. Waller	0		76,437	(C)	0		0		0		76,437
Larry C. Barenbaum	923		0		0		0		253,648	(D)	254,571
Peter G. Michielutti	0		0		0		0		0		0
Michael J. Lyftogt	0		0		0		0		0		0
Monica L. Dahl	0		0		0		0		0		0
Luke R. Komarek	0		0		0		0		0		0
Michelle L. Rice	5,916	(E)	0		0		0		0		5,916

(A)	Represents the cost of temporary living, personal commuting and relocation expenses paid or reimbursed by the Company.

(B)
Represents the payment to Ms. Via of $20,000 as reimbursement for attorney's fees incurred by Ms. Via in the negotiation of her employment agreement, per the terms of such agreement, which is discussed on pages 26 to 27.

(C)	The amount listed represents consulting fees paid to Mr. Waller for consulting services provided to the Company from November 26, 2012 to February 2, 2013.

(D)
Represents the total amount of severance paid to Mr. Barenbaum under his separation agreement with the Company, which is discussed on page 24, and includes $3,648 in COBRA premiums paid by the Company.

(E)	Represents the taxable amount added to Ms. Rice's income based on personal use of a vehicle leased by the Company for her use.

(5)	Ms. Via became President and Chief Executive Officer on November 26, 2012.

(6)
In connection with being named President and Chief Executive Officer, Ms. Via was granted options to purchase 2,000,000 shares of the Company's Common Stock at a price of $3.43 per share. The options were granted outside of the terms of the Second Amended and Restated 2005 Stock Incentive Plan in reliance on the employment inducement award exemption under NYSE Rule 303A.08.

(7)	Mr. Waller became President on December 14, 2011 and Chief Executive Officer on February 17, 2012, and ceased serving in both roles on November 26, 2012.

(8)
The amounts include the grant date fair values of the target payout amounts for Fiscal 2012 performance-based restricted stock awards as follows: Mr. Waller, $50,000; Mr. Michielutti, $72,200; Mr. Lyftogt, $37,501; Ms. Dahl, $42,750; Mr. Komarek, $41,309; and Ms. Rice, $39,751. There was no additional performance-based restricted stock awarded for performance above target. All of the Fiscal 2012 performance-based restricted stock awards were forfeited, as the performance target was not achieved.

(9)
Mr. Barenbaum became Interim Chief Executive Officer on October 19, 2010 and President and Chief Executive Officer on January 10, 2011. He relinquished the President title in connection with Mr. Waller's joining the Company on December 14, 2011. Mr. Barenbaum resigned as a director and Chief Executive Officer on February 17, 2012.

(10)
In connection with his being named President and Chief Executive Officer, Mr. Barenbaum was granted options to purchase 1,350,000 shares of the Company's Common Stock at a price of $5.73 per share. The options were granted outside of the terms of the Second Amended and Restated 2005 Stock Incentive Plan in reliance on the employment inducement award exemption under NYSE Rule 303A.08.

(11)	Mr. Michielutti became Senior Vice President, Chief Financial Officer on April 23, 2012.

(12)
The amounts include the grant date fair values of the target payout amounts for Fiscal 2011 performance-based restricted stock awards as follows: Mr. Lyftogt, $37,498; Ms. Dahl, $45,002; Mr. Komarek, $37,498; and Ms. Rice, $37,498. The grant date fair values of the maximum potential payout amounts for Fiscal 2011 performance-based restricted stock awards were as follows: Mr. Lyftogt, $56,250; Ms. Dahl, $67,504; Mr. Komarek, $56,250; and Ms. Rice, $56,250. All of the Fiscal 2011 performance-based restricted stock awards were forfeited, as the threshold performance criteria were not achieved.

(13)
The amounts include the grant date fair values of the target payout amounts for Fiscal 2010 performance-based restricted stock awards as follows: Mr. Lyftogt, $18,346; Ms. Dahl, $31,104; Mr. Komarek, $19,091; and Ms. Rice, $2,261. The grant date fair values of the maximum potential payout amounts for the Fiscal 2010 performance-based restricted stock awards were as follows: Mr. Lyftogt, $36,728; Ms. Dahl, $62,208; Mr. Komarek, $38,182; and Ms. Rice, $4,522. All of our Fiscal 2010 performance-based restricted stock awards were forfeited, as the threshold performance measure was not achieved.

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Grants of Plan-Based Awards for Fiscal 2012

The following table provides information regarding the grants of plan-based awards made to the Named Executive Officers during Fiscal 2012.

										All Other Stock Awards: Number of Shares of Stock or Units (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(2)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)

LuAnn Via	N/A	N/A	0	0	0	0	0		0	0		0		0.00	0
	10/29/2012	11/26/2012	0	0	0	0	0		0	0		500,000	(4)	3.43	581,200
	10/29/2012	11/26/2012	0	0	0	0	0		0	0		1,500,000	(5)	3.43	3,170,700

Joel N. Waller	N/A	N/A	0	0	41,923	0	0		0	0		0		0.00	0
	3/23/2012	3/29/2012	0	0	0	0	26,178	(6)	0	0		0		1.91	50,000
	2/27/2012	3/29/2012	0	0	0	0	0		0	50,000	(7)	0		1.91	95,500

Peter G. Michielutti	N/A	N/A	0	0	27,596	0	0		0	0		0		0.00	0
	4/11/2012	4/23/2012	0	0	0	0	18,817	(6)	0	0		0		1.86	35,000
	4/11/2012	4/23/2012	0	0	0	0	0		0	20,000	(7)	0		1.86	37,200
	4/11/2012	4/23/2012	0	0	0	0	0		0	0		30,000	(8)	1.86	22,092

Michael J. Lyftogt	N/A	N/A	0	0	25,962	0	0		0	0		0		0.00	0
	3/23/2012	3/29/2012	0	0	0	0	19,634	(6)	0	0		0		1.91	37,501
	3/23/2012	3/29/2012	0	0	0	0	0		0	0		32,452	(9)	1.91	37,498

Monica L. Dahl	N/A	N/A	0	0	29,597	0	0		0	0		0		0.00	0
	3/23/2012	3/29/2012	0	0	0	0	22,382	(6)	0	0		0		1.91	42,750
	3/23/2012	3/29/2012	0	0	0	0	0		0	0		36,995	(9)	1.91	42,748

Luke R. Komarek	N/A	N/A	0	0	28,599	0	0		0	0		0		0.00	0
	3/23/2012	3/29/2012	0	0	0	0	21,628	(6)	0	0		0		1.91	41,309
	3/23/2012	3/29/2012	0	0	0	0	0		0	0		35,749	(9)	1.91	41,308

Michelle L. Rice	N/A	N/A	0	0	27,492	0	0		0	0		0		0.00	0
	3/23/2012	3/29/2012	0	0	0	0	20,812	(6)	0	0		0		1.91	39,751
	3/23/2012	3/29/2012	0	0	0	0	0		0	0		34,399	(9)	1.91	39,748

(1)
The amounts in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned for Fiscal 2012 based upon the achievement of the pre-bonus operating income (loss) goal at maximum per the Fiscal 2012 incentive program design under the 2009 Qualified Incentive Plan. There was no cash incentive under the program at target and there was no threshold performance entry point. Because the maximum performance level was not achieved, no non-equity incentive awards were earned under the 2009 Qualified Incentive Plan for Fiscal 2012.

(2)	Awards made pursuant to the Second Amended and Restated 2005 Stock Incentive Plan, except for Ms. Via's awards.

(3)
The dollar values of stock options and restricted stock disclosed in this column are equal to the grant date fair values computed in accordance with ASC 718. The fair values of the performance-based restricted stock awards were calculated using the number of shares at the target level. A discussion of the assumptions used in calculating the grant date fair values is set forth in Note 10 of the Notes to the Consolidated Financial Statements included in the 10-K Report.

(4)	All options will vest on February 1, 2014.

(5)	One-third of the options will vest on November 26, 2013, November 26, 2014 and November 26, 2015, respectively.

(6)
The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for Fiscal 2012, as discussed in the "Compensation Discussion and Analysis". As noted on page 32, the target performance measure was not met and therefore all of these shares of performance-based restricted stock have been forfeited.

(7)	All shares of restricted stock have vested.

(8)	All options vested on April 19, 2013.

(9)	One-third of the options vested on March 29, 2013. An additional one-third of the options will vest on March 29, 2014 and March 29, 2015, respectively.

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Outstanding Equity Awards at the End of Fiscal 2012

The following table sets forth certain information concerning equity awards held by each Named Executive Officer as of February 2, 2013, the last day of fiscal 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price($)(1)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

LuAnn Via	0	500,000	(3)	3.43	11/26/2022	0		0	0		0
	0	1,500,000	(4)	3.43	11/26/2022	0		0	0		0

Joel N. Waller	150,000	0		2.50	12/14/2021	0		0	0		0
	0	0		26.61	N/A	0		0	26,178	(5)	167,277	(6)

Peter G. Michielutti	0	30,000	(7)	1.86	4/23/2022	0		0	0		0
	0	0		26.61	N/A	0		0	18,817	(5)	120,241	(6)

Michael J. Lyftogt	9,000	0		18.33	1/6/2014	0		0	0		0
	8,200	0		19.45	2/7/2016	0		0	0		0
	6,250	0		17.98	4/18/2017	0		0	0		0
	3,400	0		10.56	4/14/2018	0		0	0		0
	9,000	6,000	(8)	4.18	4/13/2019	0		0	0		0
	3,666	1,834	(7)	10.80	4/19/2020	0		0	0		0
	6,667	3,333	(9)	6.49	7/19/2020	0		0	0		0
	8,746	17,490	(10)	6.28	4/18/2021	0		0	0		0
	0	32,452	(11)	1.91	3/29/2022	0		0	0		0
	0	0		0.00	N/A	667	(12)	4,262	0		0
	0	0		0.00	N/A	1,166	(13)	7,451	0		0
	0	0		0.00	N/A	3,980	(14)	25,432	0		0
	0	0		0.00	N/A	0		0	19,634	(5)	125,461	(6)
	0	0		0.00	N/A	0		0	5,971	(15)	38,155	(6)

Monica L. Dahl	4,000	0		17.90	5/10/2014	0		0	0		0
	18,000	0		16.41	11/3/2014	0		0	0		0
	16,500	0		19.45	2/7/2016	0		0	0		0
	12,600	0		17.98	4/18/2017	0		0	0		0
	15,000	0		10.56	4/14/2018	0		0	0		0
	13,467	6,733	(7)	10.80	4/19/2020	0		0	0		0
	10,495	20,988	(10)	6.28	4/18/2021	0		0	0		0
	0	36,995	(11)	1.91	3/29/2022	0		0	0		0
	0	0		0.00	N/A	2,400	(12)	15,336	0		0
	0	0		0.00	N/A	4,776	(14)	30,519	0		0
	0	0		0.00	N/A	0		0	22,382	(5)	143,021	(6)
	0	0		0.00	N/A	0		0	7,166	(15)	45,791	(6)
	0	0		0.00	N/A	0		0	10,500	(16)	67,085	(6)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (Unexercisable)		Option Exercise Price($)(1)	Option Expiration Date	Number of Shares of Stock or Units That Have Not Vested (#)		Market Value of Shares of Stock or Units That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Luke R. Komarek	9,500	0		17.63	5/21/2017	0		0	0		0
	6,000	0		13.31	10/30/2017	0		0	0		0
	7,500	0		10.56	4/14/2018	0		0	0		0
	21,000	14,000	(8)	4.18	4/13/2019	0		0	0		0
	14,133	7,067	(7)	10.80	4/19/2020	0		0	0		0
	8,746	17,490	(10)	6.28	4/18/2021	0		0	0		0
	0	35,749	(11)	1.91	3/29/2022	0		0	0		0
	0	0		0.00	N/A	2,533	(12)	16,186	0		0
	0	0		0.00	N/A	3,980	(14)	25,432	0		0
	0	0		0.00	N/A	0		0	21,628	(5)	138,203	(6)
	0	0		0.00	N/A	0		0	5,971	(15)	38,155	(6)

Michelle L. Rice	1,666	834	(7)	10.80	4/19/2020	0		0	0		0
	9,600	4,800	(17)	6.18	12/27/2020	0		0	0		0
	8,746	17,490	(10)	6.28	4/18/2021	0		0	0		0
	0	34,399	(11)	1.91	3/29/2022	0		0	0		0
	0	0		0.00	N/A	300	(12)	1,917	0		0
	0	0		0.00	N/A	1,733	(18)	11,074	0		0
	0	0		0.00	N/A	3,980	(14)	25,432	0		0
	0	0		0.00	N/A	0		0	20,812	(5)	132,989	(6)
	0	0		0.00	N/A	0		0	5,971	(15)	38,155	(6)

(1)	Option exercise prices are the closing price of one share of the Company's Common Stock on the NYSE on the date of the grant.

(2)
The amounts in this column represents the number of shares of restricted stock indicated multiplied by the closing price of our Common Stock on the NYSE ($6.39) on February 1, 2013, the last business day of Fiscal 2012.

(3)	Options vest in full on February 1, 2014.

(4)	Options vest as to one-third of the shares on November 26, 2013, November 26, 2014 and November 26, 2015, respectively.

(5)
The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for Fiscal 2012, as discussed in "Compensation Discussion and Analysis". To the extent that the performance-based restrictions would have lapsed, the shares would have vested as follows: (i) one-half as of the date the Compensation Committee determines that the target financial performance has been met or exceeded and (ii) one-half on March 29, 2014.

(6)
Amounts represent the number of shares of restricted stock multiplied by the closing price of our Common Stock on the NYSE ($6.39) on February 1, 2013, the last business day of Fiscal 2012. The amounts assume, as applicable, that the target number of shares of restricted stock will vest based upon the achievement of the performance goal(s) associated with the restricted stock award. The amounts are not necessarily indicative of the amounts that may be realized by the Named Executive Officer.

(7)	Options vested on April 19, 2013.

(8)	Options vested as to one-half of the shares on April 13, 2013 and vest as to one-half of the shares on April 13, 2014.

(9)	Options vest on July 19, 2013.

(10)	Options vested as to one-half of the shares on April 18, 2013 and vest as to one-half of the shares on April 18, 2014.

(11)	Options vested as to one-third of the shares on March 29, 2013 and vest as to one-third of the shares on March 29, 2014 and March 29, 2015, respectively.

(12)	Shares of restricted stock vested on April 19, 2013.

(13)	Shares of restricted stock vest on July 15, 2013.

(14)	Shares of restricted stock vested as to one-half on April 18, 2013 and vest as to one-half on April 18, 2014.

(15)
The shares of performance-based restricted stock are subject to forfeiture based on pre-determined corporate financial performance criteria for Fiscal 2011, as discussed in the "Compensation Discussion and Analysis". To the extent that the performance-based restrictions may lapse, the shares will vest as follows: (i) two-thirds as of the date the Compensation Committee determines that the threshold financial performance has been met or exceeded and (ii) one-third on April 18, 2014.

(16)
The restrictions on forfeiture lapse for such shares of restricted stock if (i) operating income (as defined in Ms. Dahl's restricted stock agreement) for the fiscal year completed immediately prior to the lapse date is equal to or greater than the operating income set forth in the budget for such fiscal year approved by the Board before or shortly after the beginning of such fiscal year (the "Budgeted Operating Income"); (ii) the operating income for the fiscal year completed immediately prior to the lapse date must be greater than the operating income in the prior fiscal year; and (iii) if the operating income for the fiscal year completed immediately prior to the lapse date is at least 95% of the Budgeted Operating Income, the restrictions shall lapse with respect to 50% of the eligible shares and restrictions shall lapse with respect to an additional 0.10% of the eligible shares for each basis point over 95%, such that restrictions shall lapse with respect to 100% of the eligible shares at 100% of the Budgeted Operating Income.

(17)	Options vest on December 27, 2013.

(18)    Shares of restricted stock vest on December 27, 2013.

Option Exercises and Stock Vested for Fiscal 2012

The following table sets forth certain information concerning any stock options exercised and restricted stock awards vested during fiscal 2012 with respect to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
LuAnn Via	0	0	0	0
Joel N. Waller	0	0	150,000	514,500
Larry C. Barenbaum	0	0	0	0
Peter G. Michielutti	0	0	20,000	107,200
Michael J. Lyftogt	0	0	6,156	11,669
Monica L. Dahl	0	0	7,789	15,440
Luke R. Komarek	0	0	9,524	18,926
Michelle L. Rice	0	0	4,357	14,138

(1)	The value realized upon vesting of the stock awards is based on the closing stock price of our Common Stock on the NYSE on the date the award vested.

Equity Compensation Plan Information

The following table provides information regarding our Common Stock that may be issued under our equity compensation plans at February 2, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)
Equity compensation plans approved by security holders	1,696,094		$6.62	1,497,009
Equity compensation plans not approved by security holders	2,000,000	(3)	$3.43	0
Total	3,696,094		$4.89	1,497,009

(1)	Includes the following equity compensation plans of the Company and the number of shares issuable upon exercise of outstanding options granted under each plan:

1997 Stock Incentive Plan	109,100
Second Amended and Restated 2005 Stock Incentive Plan	1,384,994
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	196,000

(2)	Includes the following equity compensation plans of the Company and the number of shares remaining available for issuance under each plan:

Second Amended and Restated 2005 Stock Incentive Plan	1,497,001
Second Amended and Restated 2006 Equity Incentive Plan for Non-Employee Directors	8

The types of awards permitted under these two plans are stock options, stock appreciation rights, restricted stock and restricted stock units.

(3)
Amount represents two grants of non-qualified stock options to LuAnn Via effective November 26, 2012. One grant of 500,000 options vests on February 1, 2014 and the other grant of 1,500,000 options vests ratably over a three-year period. Further information regarding these grants may be found in the "Compensation Discussion and Analysis".

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Payments upon Termination or Change-in-Control

Employment, Severance and Retention Agreements with the Named Executive Officers

As described in the "Compensation Discussion and Analysis", in April 2011, the Company entered into severance agreements with each of the then-employed Named Executive Officers and, in January 2013, the Company entered into a severance agreement with Peter G. Michielutti. The severance agreements provide that the executive officer is and remains an at-will employee and thus may be terminated at any time with or without "cause", as such term is defined in the severance agreements. If the executive officer is terminated without cause and executes a general release of claims in favor of the Company, the Company will be obligated to pay the executive a severance payment in the aggregate which equals six months of the executive's current salary or, if greater, six months of the executive's highest annual salary at any time during the twelve months preceding the date of termination. In addition, the severance agreements provide that we will pay the Company portion of COBRA health and dental premiums for a six-month period, unless the executive is eligible for a government subsidy with respect to such COBRA benefits. The severance agreements also contain a provision prohibiting the executive during the period of his or her employment and for a period of one year after the date his or her employment with the Company and its affiliates ends from (i) engaging in certain competitive activities; (ii) soliciting employees to either leave their employment with the Company or its affiliates or to establish a relationship with a "Competitor" (as such term is defined in the severance agreements); and (iii) soliciting, engaging or inducing a vendor or supplier of the Company or its affiliates to sever or materially alter its relationship with the Company or to establish a relationship with a Competitor.

In July 2012, we adopted the Christopher & Banks Corporation 2012 Management Retention Plan (the "Retention Plan") and in connection with the Retention Plan we entered into Retention Agreements with Mr. Michielutti, Ms. Dahl, Mr. Komarek and Ms. Rice, which Retention Plan and Retention Agreements are described under "Retention Agreements" in the "Compensation Discussion and Analysis". In the event Mr. Michielutti, Ms. Dahl, Mr. Komarek or Ms. Rice is terminated or resigns with "good reason" (as such term is defined in the Retention Plan) following a change-in-control, the individual is entitled to a lump sum cash payment equal to the individual's annual base salary.

We entered into an employment agreement with Ms. Via on October 29, 2012, which agreement is also described under "Agreements with Named Executive Officers" in the "Compensation Discussion and Analysis". The agreement provides that in the event that Ms. Via's employment with the Company is terminated without cause or she voluntarily resigns for good reason, in each case, in the absence of a change-in-control of the Company, Ms. Via will be entitled to receive a severance payment equal to: (i) two times her annual base salary, if terminated in the first year of employment, or (ii) one times her annual base salary thereafter. In each case she is entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after her employment termination. In the event of Ms. Via's termination by the Company or her voluntary resignation for good reason upon or within twelve months after a change-in-control of the Company, Ms. Via would be entitled to receive cash severance in the amount equal to two times the sum of her then-current annual base salary and on-target bonus. She is also entitled to receive payments equivalent to her cost of COBRA insurance premiums for a period not to exceed 18 months after employment termination.

Potential Payments upon Termination or Change-in-Control

The following table provides information regarding potential payments to be made to the Named Executive Officers in the event of a termination of employment as a result of death, disability or involuntary termination, a change-in-control and certain terminations following a change-in-control. No information is provided in the table for either Mr. Barenbaum or Mr. Waller, given that both individuals' employment with the Company had ceased prior to the end of Fiscal 2012.

The Named Executive Officers are not entitled to any payments upon voluntary termination. Amounts in the table reflect additional payments the Named Executive Officer would be entitled to assuming a termination and/or a change-in-control occurred on February 1, 2013. In the following table, restricted stock is listed at its dollar value as of February 1, 2013, the last business day of Fiscal 2012, based on the $6.39 closing sales price of our Common Stock on the NYSE on that date. Forfeiture restrictions lapse as to all of the restricted stock following a change-in-control, upon the Named Executive Officer's death and if the Named Executive Officer becomes disabled, except that in the event of Ms. Dahl's termination due to disability, 10,500 shares of restricted stock held by her will not accelerate. The values for accelerated stock options listed in the table are calculated by multiplying (1) the difference between (a) $6.39, the closing sales price on the NYSE of our Common Stock on February 1, 2013, the last business day of Fiscal 2012, and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant. Forfeiture restrictions lapse as to all of the stock options following a change in control.

Estimated Payments on Termination or Change in Control Payments

		Event
Name	Type of Payment	Payments Upon Death or Disability ($)		Payments Upon Change in Control ($)	Payments Upon Involuntary Termination Pursuant to Agreement ($)	Payments Upon Involuntary Termination After a Change in Control Occurs ($)
LuAnn Via	Salary Continuation Cash Severance	0		0	1,600,000	1,600,000
	COBRA Premiums	9,306		0	9,306	9,306
	Acceleration of Restricted Stock	0		0	0	0
	Acceleration of Stock Options	0		5,920,000	0	5,920,000
	Total	9,306		5,920,000	1,609,306	7,529,306

Peter G. Michielutti	Salary Continuation Cash Severance	0		0	242,300	592,300
	COBRA Premiums	0		0	192	192
	Acceleration of Restricted Stock	0		35,000	0	35,000
	Acceleration of Stock Options	135,900	(1)	135,900	0	135,900
	Total	135,900		170,900	242,492	763,392

Michael J. Lyftogt	Salary Continuation Cash Severance	0		0	125,000	125,000
	COBRA Premiums	0		0	2,490	2,490
	Acceleration of Restricted Stock	77,631		115,132	0	115,132
	Acceleration of Stock Options	0		181,421	0	181,421
	Total	77,631		296,553	127,490	424,043

Monica L. Dahl	Salary Continuation Cash Severance	0		0	142,500	427,500
	COBRA Premiums	0		0	6,138	6,138
	Acceleration of Restricted Stock	100,922		143,672	0	143,672
	Acceleration of Stock Options	0		169,201	0	169,201
	Total	100,922		312,873	148,638	746,511

Luke R. Komarek	Salary Continuation Cash Severance	0		0	137,700	413,100
	COBRA Premiums	0		0	138	138
	Acceleration of Restricted Stock	89,849		131,158	0	131,158
	Acceleration of Stock Options	0		240,391	0	240,391
	Total	89,849		371,549	137,838	784,787

Michelle L. Rice	Salary Continuation Cash Severance	0		0	132,500	397,500
	COBRA Premiums	0		0	6,402	6,402
	Acceleration of Restricted Stock	76,442		116,193	0	116,193
	Acceleration of Stock Options	0		160,017	0	160,017
	Total	76,442		276,210	138,902	680,112

(1)	If Mr. Michielutti's employment ends as a result of his death or disability prior to April 19, 2013, then a pro rata portion of the award shall vest for each monthly period prior to April 19, 2013.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the amended and restated charter can be found on the Investor Relations page in the Corporate Governance section of our website at www.christopherandbanks.com. The Audit Committee of the Company's Board of Directors is currently composed of the following independent directors: William F. Sharpe, III, Paul L. Snyder, Patricia A. Stensrud and Lisa W. Wardell (Chair). The Board of Directors has reviewed the status of each of the members of its Audit Committee and has confirmed that each meets the independence requirements of the NYSE and the SEC, and that William F. Sharpe, III; Paul L. Snyder; and Lisa W. Wardell each qualifies as an "audit committee financial expert", as defined by the SEC.

Management is responsible for the Company's internal controls and the financial reporting process. Christopher & Banks' independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to hire, monitor and oversee the independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and with KPMG LLP, the Company's independent registered public accounting firm for the fiscal year ended February 2, 2013. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by PCAOB Rule 3200T, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. The Audit Committee also considered whether the provision of any non-audit services was compatible with maintaining the independence of KPMG LLP as the Company's independent registered public accounting firm.

Based upon the Audit Committee's discussions with management and the independent registered public accounting firm and the Audit Committee's review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Report on Form 10-K for the fiscal year ended February 2, 2013 filed with the SEC.

Members of the Audit Committee

Lisa W. Wardell, Chair
William F. Sharpe, III
Paul L. Snyder
Patricia A. Stensrud

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Independent Registered Public Accounting Firm Fees

PricewaterhouseCoopers LLP ("PwC") served as our independent registered public accounting firm from 1991 to June 6, 2011. On June 6, 2011, the Audit Committee selected KPMG LLP ("KPMG") as our independent registered public accounting firm. The following table presents the fees for services provided by PwC and KPMG for Fiscal 2012 and for Fiscal 2011.

	Fiscal 2012		Fiscal 2011
Audit Fees	$518,379	(1)	$444,531	(2)
Audit-Related Fees	12,890	(3)	—
Tax Fees	—		—
All Other Fees	—		40,420	(4)
Total	$531,269		$484,951

(1)	Consists of $494,879 in fees for services provided by KPMG and $23,500 in fees for services provided by PwC.

(2)	Consists of $419,200 in fees for services provided by KPMG and $25,331 in fees for services provided by PwC.

(3)	Consists of $6,250 in fees for services provided by KPMG and $6,640 in fees for services provided by PwC.

(4)	Consists solely of fees for services provided by KPMG.

Audit Fees consist of professional services rendered for the integrated audit of (a) our annual consolidated financial statements, (b) statutory and regulatory audits, consents and other services related to SEC matters, and (c) the effectiveness of internal control over financial reporting and the review of interim consolidated financial statements for each quarter.

Audit-Related Fees consist of professional services rendered in connection with regulatory filing reviews and the Company’s equity incentive plans.

Tax Fees relate to tax services regarding issues associated with the shipment of our loyalty reward program membership cards to residents of Canada.

All Other Fees relate to fees for internal audit services provided by KPMG under a co-source arrangement prior to KPMG’s appointment as our independent registered public accounting firm. This co-source arrangement with KPMG was terminated upon KPMG’s appointment as our independent registered public accounting firm and the services provided did not impact KPMG’s independence during Fiscal 2011.

Auditor Services Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for us by our independent registered public accounting firm prior to the firm's engagement for such services. The Audit Committee has adopted a practice under which the Audit Committee established pre-approved categories of non-audit services that may be performed by our independent registered public accounting firm during the fiscal year, subject to dollar limitations set by the Audit Committee. All fees paid to KPMG and PwC for services in the Fiscal 2012 and in Fiscal 2011 were approved by the Audit Committee or Audit Committee Chair prior to the services being rendered.

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ITEM 2 - APPROVAL OF CHRISTOPHER & BANKS CORPORATION
2013 DIRECTORS' EQUITY INCENTIVE PLAN

Introduction

The Governance and Nominating Committee is responsible for determining our compensation policies for non-employee directors, including equity compensation. The Governance and Nominating Committee believes that equity-based awards should be a significant component of our director compensation program, which is designed to align our non-employee directors' interests with those of our stockholders and to assist the Company in attracting and retaining highly qualified directors.

Based upon the recommendation of the Governance and Nominating Committee, the Board, on May 2, 2013, approved the Christopher & Banks Corporation 2013 Directors' Equity Incentive Plan (the "Directors' Plan"), subject to stockholder approval. A copy of the Directors' Plan is attached as Appendix A to this proxy statement. If approved by our stockholders at the Annual Meeting, the Directors' Plan will replace and supersede the prior plan, which is summarized below.

The Directors' Plan permits the issuance of non-qualified stock options and restricted stock awards, as well as restricted stock units, as non-employee directors may defer the receipt of restricted stock awards per the terms of the Christopher & Banks Corporation Non-Employee Director Deferred Stock Plan discussed on page 16.

The Directors' Plan also includes a number of specific terms and limitations that the Governance and Nominating Committee and the Board believe are consistent with the long-term interests of our stockholders and sound corporate governance practices. These include:

•
No Evergreen Provision. The Directors' Plan provides for a fixed number of shares of our Common Stock available for awards under the plan. It does not provide for any annual increase of available shares. Any increase in shares authorized for issuance under the plan (other than due to a stock dividend, stock split or other, similar action) would require further stockholder approval.

•
Conservative Share Counting Provisions. While the Directors' Plan permits the Company to withhold shares for the payment of taxes upon the lapsing of forfeiture restrictions in connection with restricted stock grants, any such shares so withheld may not be returned to the pool of available shares under the plan. Similarly, shares may be used to pay the exercise price of an option, but shares will not be added back to the plan in that event. Shares will be returned to the plan only in the event of forfeiture or termination prior to vesting of an award under the Directors' Plan.

•	No Stock Appreciation Rights. The Directors' Plan does not allow for the granting of stock appreciation rights.

•
Length of Vesting. In the absence of forfeiture, an award of stock options shall vest and become exercisable on the first anniversary of the date of grant. Similarly, unless earlier forfeited, an award of shares of restricted stock or restricted stock units shall vest on the first anniversary of the date of grant, unless otherwise specified in the grant agreement.

•	Limited Terms. The Directors' Plan sets the maximum term for options at ten years. The plan will terminate in 2023.

•	No Stock Option Repricing. The Directors' Plan expressly prohibits the repricing of stock options without stockholder approval.

•	No Discounted Stock Options. The Directors' Plan requires the exercise price of stock options to be not less than the fair market value of our Common Stock on the date of grant.

•	No Reload Options. The Directors' Plan does not authorize the granting of "reload" options upon the exercise of previously granted options.

•	Annual Cap on Awards. The plan provides for a limit on the value and amount of shares that may be awarded to an individual director in any calendar year.

The Prior Plan

In June 2006, the Company's stockholders approved the 2006 Non-Employee Directors Plan (the "2006 Plan") and, in June 2010, approved amendments to that plan. Pursuant to the 2006 Plan, the Company may award non-qualified stock options, restricted stock, restricted stock units, performance shares, performance units and stock appreciation rights. Eight shares of Common Stock remain available for future issuance under the 2006 Plan. The Company is requesting approval of the Directors' Plan by the Company's stockholders and, if such approval is obtained, the 2006 Plan shall be terminated and no further awards will be made under the 2006 Plan.

Summary of the Directors' Plan

The following summary of the Directors' Plan is qualified in its entirety by reference to the complete text of the plan, which is attached as Appendix A to this proxy statement.

Purpose

The purpose of the Directors' Plan is to:

•
promote the long-term growth and financial success of the Company by aiding in attracting, motivating and retaining experienced and highly qualified individuals for service as non-employee directors on the Company's Board; and

•	to assist in promoting a stronger alignment of interest between the Company's non-employee directors and its stockholders.

Administration

The Directors' Plan will be administered by the Board or one of its committees.

Types of Awards

The Directors' Plan authorizes awards of restricted stock, restricted stock units and the granting of options to purchase shares of the Company's Common Stock. Any options granted under the Directors' Plan shall be options which do not meet the requirements of Section 422 of the Internal Revenue Code and are known as non-qualified stock options.

Vesting of Awards

The Board or the committee may impose such restrictions or conditions on vesting as it deems appropriate. Unless otherwise stated in an award agreement evidencing such award, an award of options shall vest and become exercisable on the first anniversary of the date of grant, and an award of restricted stock or restricted stock units shall vest on the first anniversary of the date of grant, in each case subject to the other terms of the plan.

Participants

The only persons entitled to participate under the Directors' Plan are directors of the Company who are not employees. There are currently seven non-employee director nominees under consideration for election at the Company's Annual Meeting.

Shares

Subject to the adjustment provisions of the Directors' Plan, the number of shares which may be issued in connection with restricted stock awards, restricted stock units and, upon the exercise of options, may not exceed 500,000 shares. It cannot be determined at this time what number of shares, if any, will be allocated to an individual director annually or in the aggregate under the Directors' Plan, if such plan is approved. However, the Board believes that the number of shares being requested will be sufficient to provide for equity awards to non-employee directors for the next three to four years. As of May 1, 2013, the total number of shares of the Company's outstanding Common Stock was 36,318,762. The Company's current dilution (which is the number of shares available for issuance under the Company's Second Amended and Restated 2005 Stock Incentive Plan divided by the total number of shares of the Company's Common Stock outstanding) is approximately 7.0%. If the Directors' Plan is approved, the potential dilution based upon issuances authorized under the Directors' Plan and the 2005 Stock Incentive Plan will increase to approximately 8.4%.

Annual Grants

Each year following the close of business on the date of the Company's Annual Meeting and the adjournment of the meeting, each individual elected or re-elected as a non-employee director will receive, in consideration for his or her services as a director, an award under the plan as determined by the Board or the Committee authorized to administer the plan. In addition, a non-employee director may be granted one or more awards under the plan including, but not limited to, a pro rata annual grant in connection with a director's initial election to the Board. Discretionary grants are subject to such terms and conditions as may be determined by the Board or the committee authorized to administer the plan.

Price

The purchase price for shares of Common Stock upon exercise of an option shall be equal to 100% of the fair market value (as defined in the plan) on the date of grant. The market value of the Company's Common Stock on May 1, 2013 was $6.79, representing the closing price on the NYSE on that date.

Adjustments

In the event of certain changes in outstanding shares of the Company's Common Stock as described in the Directors' Plan, including stock dividends, stock splits and reverse stock splits, appropriate adjustments to the number of shares authorized under the plan and to the shares as to which options are granted or with respect to restricted stock or restricted stock units awarded shall be made.

Limitations on Annual Awards

The maximum number of shares of Common Stock that may be subject to an award, in the aggregate, granted to a non-employee director in any calendar year shall not exceed 25,000 shares, and the maximum aggregate fair market value of such awards, determined as of the date of grant, shall not exceed $100,000. The maximum number of shares that may be subject to an award, in the aggregate, granted to the Chair of the Board who is a non-employee director in any calendar year, however, shall not exceed 37,500 shares, and the maximum aggregate fair market value of such awards, determined as of the date of grant, to such non-employee director shall not exceed $150,000 in the aggregate.

Option Terms

Each option granted under the Directors' Plan shall terminate no later than ten years from the date of grant.

Transferability

No right or interest of a non-employee director in shares subject to an award of options shall be assignable or transferable. In addition, a restricted stock award or a restricted stock unit award shall not be transferable prior to the date that the risk of forfeiture described in such award has lapsed.

Termination of Service

In the event a non-employee director ceases to be a member of the Board by reason of his or her death or disability, all options that are not then exercisable and all shares of restricted stock and restricted stock units then held or credited in the non-employee director's account that have not vested shall become immediately exercisable or vested, as applicable. In the event a non-employee director ceases to be a member of the Board for any reason other than death or disability, all options that are not then exercisable, and all shares of restricted stock and restricted stock units then held by or credited to the non-employee director that have not vested, as of the date of such termination will be forfeited. However, upon a non-employee director's ceasing to be a member of the Board, the Board or the Committee administering the plan may accelerate the vesting of an option, restricted stock or restricted stock units.

Change-in-Control

Unless otherwise provided in the agreement evidencing an award, in the event of a change-in-control (as defined in the plan), the Board may provide for one or more of the following:

(i)	the equitable acceleration of the exercisability of any outstanding options, or the lapsing of the risks of forfeiture on any restricted stock awards or restricted stock unit awards;

(ii)
the complete termination of the plan, the cancellation of outstanding options not exercised prior to a date specified by the Board (which date shall give participants a reasonable period of time in which to exercise such option prior to the effectiveness of such transaction), and the cancellation of any restricted stock awards or restricted stock unit awards for which the risks of forfeiture have not lapsed;

(iii)
that participants holding outstanding options receive, with respect to each share of Common Stock subject to such option, as of the effective date of any such transaction, shares of Common Stock or shares of stock of any corporation succeeding the Company by reason of such transaction with a value equal to the excess of the fair market value of the shares of Common Stock subject to such option on the date immediately preceding the effective date of such transaction over the exercise price per share of such options;

(iv)
that participants holding outstanding restricted stock awards or restricted stock unit awards receive, with respect to each share of Common Stock subject to such awards, as of the effective date of any such transaction, shares of Common Stock or shares of stock of any corporation succeeding the Company by reason of such transaction with a value equal to the fair market value of the shares of Common Stock subject to such awards on the date immediately preceding the effective date of such transaction;

(v)
the continuance of the plan with respect to the exercise of options which were outstanding as of the date of adoption by the Board of such plan for such transaction and the right to exercise such options as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction; and

(vi)
the continuance of the plan with respect to restricted stock awards or restricted stock unit awards for which the risks of forfeiture have not lapsed as of the date of adoption by the Board of such plan for such transaction and the right to receive an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction.

Plan Amendment and Termination

The Board generally may amend, suspend or terminate the Directors' Plan or any portion of the Directors' Plan at any time. However, no such amendment or modification may adversely affect any prior award or rights of participants under the plan, and no amendment may be made without stockholder approval, if such approval would be required under the rules of the stock exchange upon which our shares are listed (currently, the NYSE), applicable law or regulation. In addition, the Directors' Plan expressly provides that the Board may not increase the number of shares reserved under the Directors' Plan without the approval of the Company's stockholders.

U.S. Federal Income Tax Consequences

Restricted Stock. Non-employee directors who receive grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, a non-employee director who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). Dividends, if any, that are paid or accrued while the restricted stock is subject to a substantial risk of forfeiture will also be taxed as ordinary income. We will be entitled to an income tax deduction equal to amounts the non-employee director includes in ordinary income at the time of such income inclusion.

Restricted Stock Units. Non-employee directors who receive grants of restricted stock units generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture (or at the time the underlying shares are issued, if later). Dividend equivalents received with respect to any restricted stock unit will also be taxed as ordinary income. We will be entitled to an income tax deduction equal to amounts the non-employee director includes in ordinary income at the time of such income inclusion.

Stock Options. Any stock options granted under the Directors' Plan will not be taxable to a non-employee director at grant, but will result in taxation at exercise. At exercise, the non-employee director will recognize ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the shares on the exercise date. We may deduct a corresponding amount as a business expense in the year the non-employee director recognizes this income.

Section 409A. All awards made under the Directors' Plan are intended to be exempt from Section 409A of the Internal Revenue Code, and the Board or committee authorized to administer the plan will interpret each award accordingly.

Other Tax Consequences. The foregoing discussion does not address the possible tax consequences under local, state and foreign jurisdictions, which may differ from those described above.

New Plan Benefits

The actual awards of options and/or restricted stock or restricted stock units to be received by non-employee directors under the Directors' Plan are not determinable in advance because, under the Directors' Plan, awards will be determined annually by the Board or committee authorized to administer the plan without reference to a formula. Additionally, due to the fact that the number of non-employee directors who may serve on the Board in any future year could change, the aggregate amount of any future awards to be made under the Directors' Plan are not determinable in advance. The grants made under the 2006 Plan to non-employee directors in the last fiscal year are described under the heading "Non-Employee Director Compensation for Fiscal 2012" in this proxy statement. Only non-employee directors will be eligible to participate in the Directors' Plan. Executive officers and employees will not be eligible to participate.

Stockholder Vote

The affirmative vote of a majority of the shares present at the Annual Meeting in person or by proxy is required for approval of the Directors' Plan.

Board Recommendation
The Board recommends that you vote FOR the approval of the Christopher & Banks Corporation 2013 Directors' Equity Incentive Plan. Proxies will be voted FOR approval of the plan unless otherwise specified.
ITEM 3 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending February 1, 2014. In April 2011, the Audit Committee requested management to solicit proposals for audit services for Fiscal 2011. Based on the materials submitted and after discussion, including presentations by two of the firms who submitted proposals, on June 6, 2011 the Audit Committee dismissed PwC as our independent registered public accounting firm (which had served as our independent registered public accounting firm since 1991) and appointed KPMG as our independent registered public accounting firm for Fiscal 2011.

The report of PwC on our financial statements for the fiscal year ended February 26, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During Fiscal 2010 and through June 6, 2011, there were no disagreements (as described in Regulation S-K Item 304(a)(1)(iv)) between PwC and the Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on the financial statements. During Fiscal 2010 and through June 6, 2011, there were no reportable events (as outlined in Regulation S-K Item 304(a)(1)(v)).

While it is not required to do so, our Board is submitting the selection of KPMG for ratification in order to ascertain the views of our stockholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of KPMG are expected to be present at the Annual Meeting, will be available to answer stockholder questions and will have the opportunity to make a statement if they desire to do so.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014. Proxies will be voted FOR ratification of this selection unless otherwise specified.

ITEM 4 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an advisory (non-binding) vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this proxy statement. We believe that our executive compensation program is well-structured to support the Company and its business objectives. It has been designed to implement certain core compensation principles, which include:

•
Providing a total compensation opportunity that approaches market levels of compensation paid to executive officers in the Company's compensation peer group so that we can attract, motivate and retain executives that are able to drive the long-term success of the Company;

•	Pay for performance, which is demonstrated by linking annual cash and/or equity incentives and long-term equity incentives to key financial measures; and

•	Alignment of management's interests with our stockholders' interests to support long-term value creation through our equity compensation programs and stock ownership guidelines.

We believe our executive compensation program reflects a pay-for-performance philosophy that is aligned with the stockholders' long-term interests. Fiscal 2012 was a challenging year for the Company and the Company's financial performance was below expectations. Consistent with these performance results, the compensation paid to our Named Executive Officers for Fiscal 2012 was affected as follows:

•
Base Salaries. In determining salaries at the beginning of Fiscal 2012, none of the then-current Named Executive Officers, including the Chief Executive Officer and the Chief Financial Officer, received a salary increase, other than Ms. Rice who received an increase of 4% in connection with her promotion to Senior Vice President, Store Operations. Mr. Waller received a salary increase of 25% in connection with his promotion to Chief Executive Officer following the resignation of Mr. Barenbaum as Chief Executive Officer. This increase resulted in Mr. Waller's annual salary matching that of Mr. Barenbaum's at the time of his resignation; this annual salary amount is below the 25th percentile of the market base salary for Chief Executive Officers in the Company's compensation peer group.

•
Annual Cash Incentives. No annual cash incentives were earned by any of our Named Executive Officers for Fiscal 2012 because the Company did not meet the financial performance goal for the annual cash incentive program established for Fiscal 2012. No discretionary bonuses were paid to any of the Named Executive Officers; however, Ms. Via received a signing bonus and Mr. Waller received a retention bonus.

•
Performance-Based Restricted Stock. All of the performance-based restricted stock granted in Fiscal 2012 which was based on the Company's operating results for Fiscal 2012 was forfeited in Fiscal 2013 following the determination that the operating results goal had not been achieved. In addition, all of the performance-based restricted stock granted in Fiscal 2011 was forfeited in Fiscal 2013 after a determination that the threshold (or entry point) for each of the two performance measurements for the two-year performance period ending February 2, 2013 had not been achieved.

A more detailed discussion of our executive compensation program and the compensation of our Named Executive Officers for Fiscal 2012 is provided under "Compensation Discussion and Analysis".

The Company believes that our executive compensation program is worthy of your support for the following reasons:

•
All members of the Compensation Committee are independent within the meaning of the NYSE listing standards and the Committee has engaged and receives advice from an independent compensation consultant;

•
We modified our compensation program at the beginning of Fiscal 2012 in response to the challenges our business has experienced. Specifically, our total compensation opportunity for Named Executive Officers for Fiscal 2012 was adjusted downward and lagged the median of the compensation peer group companies by design, in order to align more closely with our performance, which lags that of our peer group;

•
As described in the "Compensation Discussion and Analysis", a considerable portion of total potential compensation for Fiscal 2012 was tied to achievement of our business objectives, which are designed to further the success of the

Company and our stockholders and, if we fail to meet those objectives, no cash incentive is paid and performance-based restricted stock is forfeited;

•
Our compensation program for executive officers delivers a considerable part of potential total compensation in the form of equity. If the value we deliver to our stockholders declines, so does the actual compensation we deliver to our executive officers;

•
We review the compensation programs and pay levels of executive officers at retail companies of similar size and complexity in order to ensure that our compensation programs are consistent with market practices;

•	We encourage long-term stock ownership by executive officers through our stock ownership guidelines and restricted stock awards, which vest over multiple years;

•	We have an Insider Trading Policy that prohibits our executive officers (and others, including directors) from engaging in derivative or hedging transactions in our securities;

•
We do not have any employment or severance agreements with executive officers that provide for cash severance payments automatically in connection with a change-in-control (i.e., single trigger arrangements);

•
Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan or other employer-funded pension, and we do not provide our executive officers a Company-funded deferred compensation program;

•
We offer limited perquisites to our executive officers and do not provide for travel for spouses or significant others, security services or systems, supplemental life or long-term care insurance, reimbursement or payment of country club dues or memberships, or Company-funded financial planning services; and

•	We do not pay the tax liability (i.e., gross-ups) associated with the payment or reimbursement of any severance or perquisites we provide.

We believe that the information we have provided above and within the "Executive Compensation" section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management's interests are aligned with our stockholders' interests to support long-term value creation. Accordingly, we are asking our stockholders to vote "FOR" the following resolution at the annual meeting:

"RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company's Named Executive Officers, as disclosed in the Company's Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures."

This advisory vote on executive compensation is not binding on the Company, our Compensation Committee or our Board. However, our Compensation Committee and our Board will take into account the result of the vote when determining future executive compensation arrangements. We currently conduct annual advisory votes on executive compensation, and we expect to conduct our next advisory vote at our 2014 annual meeting of stockholders.

Board Recommendation

The Board recommends you vote FOR adoption of the resolution approving the compensation of our Named Executive Officers described in this proxy statement. Proxies will be voted FOR adoption of the resolution unless otherwise specified.

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SECURITY OWNERSHIP

Beneficial Ownership of Directors, Director Nominees and Executive Officers

The following table shows how many shares of our Common Stock were beneficially owned as of May 1, 2013 by each of our directors, director nominees and the Named Executive Officers and by all of our directors, director nominees and executive officers as a group. Except as otherwise provided, all of the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)		Percent of Common Stock Outstanding
Mark A. Cohn	127,410		*
Morris Goldfarb	232,226		*
Anne L. Jones	176,044		*
David A. Levin	77,545		*
William F. Sharpe, III	57,005		*
Paul L. Snyder	127,010	(3)	*
Patricia A. Stensrud	41,505		*
Lisa W. Wardell	66,215		*
LuAnn Via	10,000		*
Joel N. Waller	261,541		*
Larry C. Barenbaum	30,000		*
Peter G. Michielutti	51,240		*
Michael J. Lyftogt	101,304		*
Monica L. Dahl	155,662		*
Luke R. Komarek	142,419		*
Michelle L. Rice	56,050		*
Directors, Director Nominees and Executive Officers as a group (17 persons)	1,765,755		4.9%

* Less than 1%

(1)
The amounts listed include the following number of shares of restricted stock that are subject to future vesting conditions and therefore cannot be transferred: Mr. Michielutti, 8,400; Mr. Lyftogt, 6,197; Ms. Dahl, 8,069; Mr. Komarek, 7,510; Ms. Rice, 9,003; and all directors, director nominees and executive officers as a group, 47,694.

(2)
The amounts listed include the following number of shares of Common Stock for which the directors and executive officers have the right to acquire beneficial ownership within 60 days from May 1, 2013, through the exercise of stock options: Mr. Cohn, 70,000; Mr. Goldfarb, 12,667; Ms. Jones, 66,000; Mr. Snyder, 27,000; Ms. Wardell, 9,334; Mr. Waller, 150,000; Mr. Michielutti, 30,000; Mr. Lyftogt, 79,326; Ms. Dahl, 119,621; Mr. Komarek, 101,608; Ms. Rice, 41,058; and all directors, director nominees and executive officers as a group, 745,363.

(3)	Includes 100,010 shares held jointly with Mr. Snyder's spouse.

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Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act as of May 1, 2013, the persons known by us to be beneficial owners of more than 5% of our Common Stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,397,842	(1)	9.1%
North Run Capital, LP One International Place, Suite 2401 Boston, MA 02110	3,200,000	(2)	8.7%
Trafelet Capital Management, L.P. 590 Madison Avenue, 26th Floor New York, NY 10022	2,909,917	(3)	7.9%

(1)
This information is based on a Schedule 13G jointly filed with the SEC on February 8, 2013 by T. Rowe Price Associates, Inc. ("T. Rowe Price"), an investment advisor, and T. Rowe Price Small-Cap Value Fund, Inc. reporting information as of December 31, 2012. T. Rowe Price has sole voting power over 266,575 shares and sole dispositive power over 3,397,842 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 1,984,000 shares. These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 1,984,000 shares representing 5.3% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)
This information is based on a Schedule 13G jointly filed with the SEC on February 14, 2013 by North Run Advisors, LLC ("North Run"), North Run GP, LP ("GP"), North Run Capital, LP (“Investment Manager”), Todd B. Hammer and Thomas B. Ellis, reporting information as of March 30, 2012. Todd B. Hammer and Thomas B. Ellis are the principals and sole members of North Run. North Run is the general partner of both the GP and the Investment Manager. The GP is the general partner of each of North Run Capital Partners, LP (the "Fund"), North Run Qualified Partners, LP ("QP Fund") and North Run Master Fund, LP (the "Master Fund"). The Fund, the QP Fund and North Run Offshore Partners, Ltd. ("Offshore Fund"), are also general partners of the Master Fund. North Run, the GP, the Investment Manager, Todd B. Hammer and Thomas B. Ellis have shared voting and dispositive power over the shares reported.

(3)
This information is based on a Schedule 13G jointly filed with the SEC on February 14, 2013 by Trafelet Capital Management, L.P. ("Trafelet Capital"), Trafelet & Company, LLC ("Trafelet LLC") and Remy Trafelet reporting information as of December 31, 2012 and February 14, 2013. Trafelet Capital, Trafelet LLC and Mr. Trafelet have shared voting power and dispositive power over the shares reported. The shares reported are held by several private investment funds for which Trafelet Capital serves as the investment manager. Trafelet LLC serves as the general partner of Trafelet Capital and Mr. Trafelet serves as managing member of Trafelet LLC. Each of Trafelet Capital, Trafelet LLC and Mr. Trafelet disclaims beneficial ownership of the shares reported, except to the extent of its or his pecuniary interest therein.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership of our securities with the SEC. Based on our knowledge and on written representations from our executive officers and directors, we believe that all of our directors and executive officers complied with their filing requirements in Fiscal 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Code of Conduct provides that all employees and directors must avoid any activity that is or has the appearance of being hostile, adverse or competitive with us, or that interferes with the proper performance of their duties or responsibilities to us. Each director and executive officer is instructed to inform our Chief Compliance Officer when confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe that the situation would violate our guidelines. Waivers of these conflict of interest rules with regard to a director or executive officer will require the prior approval of our Board or the Governance and Nominating Committee.

The Board also has adopted a written Related Party Transaction Policy under which the Audit Committee is responsible for reviewing, approving or ratifying transactions involving the Company and related parties. Under the policy, a "related party" includes our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock and their respective immediate family members. The policy applies to transactions in which the Company is a participant and a related party (or any entity in which a related party is an executive officer or general partner or in which one or more related parties together have a 10% or more ownership interest) has a direct or indirect interest. Under the policy, the Audit Committee reviews and considers a written summary of the related party transaction, which addresses, among other criteria, (i) the material terms of the transaction, including the amount payable or anticipated to be paid to the related party; (ii) the business purpose of the transaction; (iii) the benefits to the Company and the related party of the transaction; and (iv) whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction was negotiated on an arms' length basis and made under terms and conditions on the whole that are at least as favorable to the Company as would be available in a comparable transaction with or involving unaffiliated third parties. In determining whether the related party transaction should be approved, the Audit Committee also considers (i) whether the transaction would impair the judgment of a Board member or an executive officer to act in the best interest of the Company; and (ii) any other matters that the Audit Committee deems appropriate.

The SEC has specific disclosure requirements covering certain types of transactions that we may engage in with our directors, executive officers or other specified parties. Under the SEC rules, we are required to disclose if the Company or any of our subsidiaries was or is to be a participant in any transaction, or series of similar transactions, in which the amount involved exceeds $120,000, and in which any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Common Stock or any of their respective immediate family members had, or will have, a direct or indirect material interest.

The Company maintains a commercial relationship with G-III, of which Morris Goldfarb, one of our directors, is the Chairman, Chief Executive Officer and beneficial owner of approximately 15.5% of its outstanding Common Stock. The Governance and Nominating Committee in connection with considering and recommending Mr. Goldfarb be elected to the Board approved, as permitted by the Company's Code of Conduct, the continuing supply of goods by G-III to the Company following Mr. Goldfarb's election to the Board, so long as the amount of business did not reach an amount where Mr. Goldfarb would no longer be deemed independent by the Board. The consolidated gross revenues of G-III for its fiscal year ended January 31, 2013 were approximately $1.4 billion. In Fiscal 2012, the Company paid G-III approximately $1,420,346, consisting of payments for merchandise purchased from G-III, for its services as buying agent, and to a lesser degree, for third party inspection services. The Audit Committee has reviewed these transactions with management and determined that they were entered into consistent with the standards and criteria set forth in our Related Party Transaction Policy. Our relationship with G-III was duly considered by the Board and the Governance and Nominating Committee in making the determination that Mr. Goldfarb is independent.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2014 Annual Meeting of Stockholders, the written proposal must be received at our principal executive offices on or before January 14, 2014. The proposal should be addressed to Corporate Secretary, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, Minnesota 55441. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials.

In accordance with our by-laws, in order to be properly brought before the 2014 Annual Meeting, a stockholder's notice of the matter the stockholder wishes to present, including a director nomination, must be delivered to our principal executive offices in Plymouth, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to Rule 14a-8 of the SEC) must be received no earlier than February 27, 2014, and no later than March 29, 2014.

ANNUAL REPORT TO STOCKHOLDERS AND REPORT ON FORM 10-K
Our 2012 Annual Report to Stockholders, including financial statements for the fiscal year ended February 2, 2013, accompanies this proxy statement. Our Annual Report to Stockholders is also available on our website at www.christopherandbanks.com. Stockholders may obtain a copy of our 10-K Report, which is on file with the SEC, without charge by viewing the report on our website at www.christopherandbanks.com or by writing to Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441. Copies of any exhibits to the 10-K Report are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement, annual report or Notice, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding", potentially provides extra convenience for stockholders and cost savings for companies. Currently, only brokers household our proxy statements, transition reports and notices, delivering a single proxy statement, annual report or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice, or if you are receiving multiple copies of these documents and wish to receive only one, please contact us in writing at Christopher & Banks Corporation, Attention: Corporate Secretary, 2400 Xenium Lane North, Plymouth, Minnesota 55441, or by telephone at (763) 551-5000. We will deliver promptly upon written or oral request a separate copy of our proxy statement, annual report and/or notice to a stockholder at a shared address to which a single copy of such documents was delivered.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the Annual Meeting. If any other business does properly come before the Annual Meeting, the persons named as proxies will vote as they deem in our best interests.

By Order of the Board

LuAnn Via
President and Chief Executive Officer

May 14, 2013
Plymouth, Minnesota

APPENDIX A
CHRISTOPHER & BANKS CORPORATION
2013 DIRECTORS’ EQUITY INCENTIVE PLAN
SECTION 1.
PURPOSE
Christopher & Banks Corporation, a Delaware corporation (the “Company”), hereby adopts the Christopher & Banks Corporation 2013 Directors’ Equity Incentive Plan (the “Plan”). The purpose of the Plan is to promote the long-term growth and financial success of the Company by aiding in attracting, motivating and retaining experienced and highly qualified individuals for service as non-employee directors on the Company’s Board of Directors. The Plan is intended to assist in promoting a stronger alignment of interest between the Company’s non-employee directors and its stockholders.
SECTION 2.
DEFINITIONS
As used in the Plan, the following terms shall have the meanings indicated below:
“Affiliate(s)” shall mean a Parent or Subsidiary of the Company.
“Annual Grant” shall have the meaning given in Section 5(a).
“Award” shall mean any grant of an Option, a Restricted Stock Award or a Restricted Stock Unit Award.
“Award Agreement” shall mean the agreement or agreements, in such form as is approved by the Board or Committee, between the Company and an Eligible Director pursuant to which an Award is granted and which specifies the terms and conditions of that Award, which terms may vary from Award to Award.
“Board” shall mean the Board of Directors of the Company.
“Change in Control” shall mean:
(a)    the occurrence of an acquisition by an individual, entity or group (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a percentage of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (but excluding (i) any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company), (ii) any acquisition by the Company or an Affiliate and (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate) (an “Acquisition”) that is thirty percent (30%) or more of the Company’s then outstanding voting securities;
(b)    at any time during a period of two (2) consecutive years or less, individuals who, at the beginning of such period, constitute the Board (and any new directors whose election to the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease, for any reason (except for death, disability or voluntary retirement), to constitute a majority thereof;
(c)    the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company’s voting securities outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power of the Company’s voting securities (or the voting securities of the surviving entity) outstanding immediately after such merger, consolidation or reorganization;
(d)    the sale or other disposition of all or substantially all of the assets of the Company; or
(e)    the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“Committee” shall mean a committee of two or more directors of the Board who shall be appointed by and serve at the pleasure of the Board, and which shall be authorized by the Board to administer the terms and conditions of the Plan. Each of the members of the Committee shall be an Eligible Director.
“Common Stock” shall mean the authorized and issuable common stock, par value $0.01 per share, of the Company.
“Discretionary Grants” shall have the meaning given in Section 5(b).
“Eligible Director” and “Eligible Directors” shall mean only those members of the Board who are not officers or employees of the Company or any Affiliate of the Company.
“Fair Market Value” of one share of Common Stock as of any date shall mean (a) if the Common Stock is listed on the New York Stock Exchange or any other established stock exchange, the price of one share of Common Stock at the close of the regular trading session of such market or exchange on such date, as reported by The Wall Street Journal or a comparable reporting service, or, if no sale of shares of Common Stock shall have occurred on such date, on the next preceding date on which there was a sale of shares of Common Stock; (b) if the Common Stock is not so listed on the New York Stock Exchange or any other established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a share of Common Stock; or (c) if the Common Stock is not publicly traded as of such date, the per share value of the Common Stock, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.
The “Internal Revenue Code” or “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Option” shall mean a nonqualified stock option granted pursuant to the Plan.
“Parent” shall mean any corporation which owns, directly or indirectly, fifty percent (50%) or more of the total voting power of the Company’s Common Stock.
“Participant” shall mean an Eligible Director who has been granted an Award.
“Plan” shall have the meaning set forth in Section 1.
“Restricted Stock Award” or “Restricted Stock Unit Award” shall mean any grant of restricted shares of Common Stock or the grant of any restricted stock units pursuant to the Plan.
“Section 409A” shall mean Section 409A of the Code, as amended from time to time, and the rules, regulations and guidance thereunder (or any successor provision thereto) issued from time to time.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Subsidiary” shall mean any corporation, limited liability company, partnership or other legal entity of which fifty percent (50%) or more of the total voting power of such entity’s outstanding equity is owned, directly or indirectly, by the Company.
SECTION 3.
ADMINISTRATION
The Plan shall be administered by the Board, or a duly constituted and authorized Committee thereof. In the event the Board appoints a Committee as provided hereunder, any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote of the Committee members at a duly called meeting or pursuant to the written resolution of all Committee members.
SECTION 4.
SHARES AVAILABLE FOR ISSUANCE
(a)    Shares Available. The shares of stock issuable under this Plan shall consist of authorized but unissued shares of Common Stock. Five Hundred Thousand (500,000) shares of Common Stock shall be reserved and available for Awards under the Plan; provided, however, that the total number of shares of Common Stock reserved for Awards under this Plan shall be subject to adjustment as provided in Section 8(a) of the Plan. The following shares of Common Stock shall continue to be reserved and available for Awards granted pursuant to the Plan: any shares underlying an outstanding Award that expires for any reason, or otherwise terminates, without the issuance of shares of Common Stock being made thereunder, including (i) any portion of an outstanding Option that is terminated or cancelled prior to exercise, and (ii) any portion of an Award that is terminated or cancelled prior to the lapsing of the risks of forfeiture applicable to such Award, or forfeited and returned to the Company for failure to satisfy vesting requirements or other conditions of the Award.
(b)    Share Counting. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase shares of Common Stock, the number of shares of Common Stock covered by such Award or to which such Award relates shall be counted, in accordance with this Section 8, on the date of grant of such Award against the aggregate number of shares of Common Stock available for Awards under the Plan. With respect to any Award, the number of shares of Common Stock available for Awards under the Plan shall be reduced by one share of Common Stock for each share of Common Stock covered by such Award or to which such Award relates.
(c)    Limits on Awards in any Calendar Year. The maximum number of shares of Common Stock subject to all Awards, in the aggregate, granted to any Eligible Director in any calendar year (including shares issuable upon exercise or vesting of such Award) in the aggregate shall not exceed 25,000 shares, and the maximum aggregate Fair Market Value of Awards (based on the Fair Market Value on the date of grant which, for purposes of valuing Options, shall mean the relevant Black-Scholes value on such date) issued to any one Eligible Director in any calendar year shall not exceed $100,000 in the aggregate. Notwithstanding the above limitations in this Section 4(c), the maximum number of shares of Common Stock subject to all Awards, in the aggregate, granted to the Chair of the Board, who must also be an Eligible Director to receive an Award, (“Chair”) in any calendar year (including shares issuable upon exercise or vesting of such Award) shall not exceed 37,500 shares, and the maximum aggregate Fair Market Value of Awards (based on the Fair Market Value on the date of grant which, for purposes of valuing Options, shall mean the relevant Black-Scholes value on such date) issued to the Chair in any calendar year shall not exceed $150,000 in the aggregate.
SECTION 5.
AWARDS
(a)    Annual Grant. Each year following the close of business on the date of the Company’s annual stockholders meeting (the “Meeting”) and the adjournment of the Meeting, each individual elected, re-elected or continuing as a Non-Employee Director automatically will receive, in consideration for service as a director, an Award (whether in the form of an Option, shares of Restricted Stock or Restricted Stock Units, or some combination thereof) having the number of shares of Common Stock as determined by the Board or Committee, subject to Section 4(c) hereof (the “Annual Grant”).
(b)    Discretionary Grants. An Eligible Director may be granted one or more Awards under the Plan (the “Discretionary Grants”) in addition to the Annual Grant(s), including, but not limited to, a pro rata Annual Grant in connection with such Eligible Director’s initial election or appointment to the Board. Discretionary Grants will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Board or Committee in its sole discretion.
(c)    Vesting of Awards. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Awards as it deems appropriate, including, without limitation, that the Participant remain in the continuous service of the Company for a certain period. Unless otherwise stated in an agreement evidencing an Award, an Award of Options shall vest and become exercisable, subject to the other terms of the Plan, on the first anniversary of the date of grant, and an Award of shares of Restricted Stock or Restricted Stock Units shall vest, subject to the other terms of the Plan, on the first anniversary of the date of grant.
(d)    Rights as a Stockholder. Except as otherwise may be provided in the Award Agreement evidencing an Award of Restricted Stock, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Restricted Stock upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock. A Participant will have no voting, dividend, liquidation or other rights with respect to shares of Common Stock subject to the Participant’s Options or RSUs until the Participant becomes the holder of record of such shares.
SECTION 6.
TERMS AND CONDITIONS OF OPTIONS
Each Option granted pursuant to this Section 6 shall be evidenced by an Award Agreement. The Award Agreement may vary from Participant to Participant, but shall contain the following terms and conditions, in addition to those described in Section 5:

(a)    Number of Shares and Option Price. The Award Agreement shall state the total number of shares of Common Stock covered by the Option. The Option price per share shall be equal to at least one hundred percent (100%) of the Fair Market Value of one share of Common Stock on the date that the Option is granted.
(b)    Term and Exercisability of Option. The term during which any Option granted under the Plan may be exercised shall not be longer than ten years. The Award Agreement shall state when the Option becomes exercisable and shall also state the maximum term during which the Option may be exercised.
(c)    Payment for Exercise of Options. Participants may pay for shares upon exercise of Options: (i) in cash or by cash equivalent acceptable to the Board or Committee; (ii) by having the Company withhold a portion of the shares of Common Stock otherwise to be delivered upon exercise of the Option having an aggregate Fair Market Value on such date equal to the exercise price; (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price; or (iv) by a combination of the methods described above, as approved by the Board or Committee.
(d)    Transferability. No right or interest of any Participant in shares subject to an Award of Options prior to the exercise of such Option will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise.
(e)    No Obligation To Exercise Option. The granting of an Option shall impose no obligation upon the Participant to exercise such Option.
(f)    Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 8 hereof, without the prior approval of the Company’s stockholders, evidenced by a majority of votes cast at a duly called meeting, neither the Board nor any Committee shall cause the cash purchase or buyout of an Option; the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of such an Option previously granted under the Plan; or otherwise approve any modification to such an Option that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange.
(g)    Other Provisions. The Option Agreement authorized under this Section 6 shall contain such other provisions as the Board or Committee shall deem advisable.
SECTION 7.
TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
Each Restricted Stock Award or Restricted Stock Unit Award granted pursuant to the Plan shall be evidenced by an Award Agreement. The Award Agreement may vary from Participant to Participant, but shall contain the following terms and conditions, in addition to those described in Section 5:
(a)    Number of Shares. The Award Agreement shall state the total number of shares of Common Stock covered by the Restricted Stock Award or Restricted Stock Unit Award.
(b)    Risks of Forfeiture. The Award Agreement shall set forth the risks of forfeiture, if any, which shall apply to the shares of Common Stock covered by the Restricted Stock Award or Restricted Stock Unit Award, and shall specify the manner in which such risks of forfeiture shall lapse. The Board or Committee may, in its sole discretion, modify the manner in which such risks of forfeiture shall lapse but only with respect to those shares of Stock which are restricted as of the effective date of the modification.
(c)    Issuance of Shares; Legend.
(i)    With respect to a Restricted Stock Award, the Company shall cause to be issued a stock certificate representing such shares of Stock in the Participant’s name, and shall hold such certificate as custodian for the Participant until the risks of forfeiture applicable to the certificate have lapsed, at which time the Company shall deliver the certificate to the Participant. The Company shall place a legend on such certificate describing the risks of forfeiture and other transfer restrictions set forth in the Participant’s Restricted Stock Agreement and providing for the cancellation of such certificate if the shares of Stock subject to the Restricted Stock Award are forfeited. To enforce such restrictions, the Board or Committee may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of the Company or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with the Company’s transfer agent.

(ii)    With respect to a Restricted Stock Unit Award, as the risks of forfeiture on the restricted stock units lapse, the Participant shall be entitled to payment of the restricted stock units. The Board or Committee shall, in satisfaction of such restricted stock units, cause either (i) to be issued one or more stock certificates in the Participant’s name and shall cause such certificates to be delivered to the Participant, or (ii) to be electronically entered in book-entry format such number of shares of Common Stock in the Participant’s name. Until the risks of forfeiture on the restricted stock units have lapsed, the Participant shall not be entitled to vote any shares of Common Stock which may be acquired through the restricted stock units, shall not receive any dividends attributable to such shares, and shall not have any other rights as a stockholder with respect to such shares.
(d)    Nontransferability. No Restricted Stock Award or Restricted Stock Unit Award shall be transferable, in whole or in part, by the Participant, other than by will or by the laws of descent and distribution, prior to the date the risks of forfeiture described in the Award Agreement have lapsed. If the Participant shall attempt any transfer of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan prior to such date, such transfer shall be void and the Restricted Stock Award or Restricted Stock Unit Award shall terminate. A Participant will be entitled to designate a beneficiary to receive shares of Restricted Stock or Restricted Stock Units upon such Participant’s death and, in the event of such Participant’s death, settlement of any Restricted Stock or Restricted Stock Units will be made to such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, settlement of any Restricted Stock or Restricted Stock Units will be made to the Participant’s legal representatives, heirs, devisees and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete settlement of his or her Awards, then such settlement will be made to the legal representatives, heirs, devisees and legatees of the beneficiary.
(e)    Other Provisions. The Award Agreement authorized under this Section 7 shall contain such other provisions as the Board or Committee shall deem advisable.
SECTION 8.
RECAPITALIZATION, SALE, MERGER, EXCHANGE
OR LIQUIDATION
(a)    Stock Dividends, Splits, etc. In the event of an increase or decrease in the number of shares of Common Stock resulting from a stock dividend, stock split, reverse split, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, the number of shares of Stock reserved under Section 4(a) hereof, the number of shares of Common Stock covered by each outstanding Award and the exercise price per share thereof, if applicable, shall be appropriately adjusted to reflect such change. Additional shares of Common Stock which may become covered by the Award pursuant to such adjustment shall be subject to the same restrictions as are applicable to the shares with respect to which the adjustment relates.
(b)    Change in Control Events. Unless otherwise provided in the agreement evidencing an Award, in the event of a Change in Control, the Board may provide for one or more of the following:
(i)    the equitable acceleration of the exercisability of any outstanding Options, or the lapsing of the risks of forfeiture on any Restricted Stock Awards or Restricted Stock Unit Awards;
(ii)    the complete termination of this Plan, the cancellation of outstanding Options not exercised prior to a date specified by the Board (which date shall give Participants a reasonable period of time in which to exercise such Option prior to the effectiveness of such transaction), and the cancellation of any Restricted Stock Awards or Restricted Stock Unit Awards for which the risks of forfeiture have not lapsed;
(iii)    that Participants holding outstanding Options receive, with respect to each share of Common Stock subject to such Option, as of the effective date of any such transaction, shares of Common Stock or shares of stock of any corporation succeeding the Company by reason of such transaction with a value equal to the excess of the Fair Market Value of the shares of Common Stock subject to such Option on the date immediately preceding the effective date of such transaction over the exercise price per share of such Options;
(iv)    that Participants holding outstanding Restricted Stock Awards or Restricted Stock Unit Awards receive, with respect to each share of Common Stock subject to such Awards, as of the effective date of any such transaction, shares of Common Stock or shares of stock of any corporation succeeding the Company by reason of such transaction with a value equal to the Fair Market Value of the shares of Common Stock subject to such Awards on the date immediately preceding the effective date of such transaction;

(v)    the continuance of the Plan with respect to the exercise of Options which were outstanding as of the date of adoption by the Board of such plan for such transaction and the right to exercise such Options as to an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction; and
(vi)    the continuance of the Plan with respect to Restricted Stock Awards or Restricted Stock Unit Awards for which the risks of forfeiture have not lapsed as of the date of adoption by the Board of such plan for such transaction and the right to receive an equivalent number of shares of stock of the corporation succeeding the Company by reason of such transaction.
(c)    Additional Conditions. The Board may condition any acceleration of exercisability or other right to which Participant is not entitled upon any additional agreements from Participant, including, without limitation, a Participant agreeing to additional restrictive covenants (e.g., confidentiality, noncompetition, non-solicitation, non-circumvention, continued service as a director, etc.).
(d)    Other Limitations. The Board may restrict the rights of or the applicability of this Section 8 to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code or any other applicable law or regulation. The grant of an Award pursuant to the Plan shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
SECTION 9.
SECURITIES LAWS AND OTHER RESTRICTIONS
Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under the Plan, unless: (a) there is in effect with respect to such shares a registration statement under the Securities Act, and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Board or Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.
SECTION 10.
EFFECT OF TERMINATION OF SERVICE
(a)    Termination Due to Death or Disability. In the event a Participant’s ceases to be a member of the Board by reason of his or her death or Disability, all Options that are not then exercisable, and all shares of Restricted Stock and RSUs then held by or credited to the Participant that have not vested, as of such date will become immediately exercisable or vested, as applicable.
(b)    Termination for Reasons Other than Death or Disability. Subject to Sections 10(c) of the Plan, in the event a Participant ceases to be a member of the Board for any reason other than death or Disability, all Options that are not then exercisable, and all shares of Restricted Stock and RSUs then held by or credited to the Participant that have not vested, as of such termination will be forfeited.
(c)        Modification of Rights Upon Termination. Notwithstanding the terms of Section 10(b), upon a Participant’s ceasing to be a member of the Board, the Board or Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, but prior to such cessation), cause one or more Options to become exercisable, and one or more shares of Restricted Stock or RSUs then held by or credited to such Participant to vest and/or continue to vest following such cessation of membership on the Board, in each case in the manner determined by the Board or Committee and in each case, consistent with the requirement under Section 13(b) that such Award remain exempt from Section 409A.
SECTION 11.
AMENDMENT OF THE PLAN
The Board may from time to time, insofar as permitted by law, suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment, except as is authorized in Section 8, shall impair the terms and conditions of any Award which is outstanding on the date of such revision or amendment to the material detriment of the Participant without the consent of the Participant, except to the extent taken in conformity with the terms of any of Sections 8 or

12 of this Plan. Notwithstanding the foregoing, no such revision or amendment shall be effective without the approval of the stockholders of the Company if such approval is required for compliance with the requirements of any applicable law, rule or regulation of any applicable governing agency or stock exchange. Furthermore, the Board shall not revise or amend the Plan to increase the number of shares of Common Stock reserved and available for Awards under the Plan without the approval of the stockholders of the Company; for the avoidance of doubt, changes in the number of shares of Common Stock reserved and available for Awards under the Plan resulting from the operation of Section 8(a) of this Plan shall not require such stockholder approval.
SECTION 12.
PAYMENT OF WITHHOLDING TAX OBLIGATIONS
The Company is entitled to withhold and deduct from future compensation of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding tax requirements attributable to an Award, including, without limitation, the grant, vesting, or payment of dividends with respect to, an Award.
SECTION 13.
MISCELLANEOUS
(a)    Governing Law. The validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware notwithstanding the conflicts of laws principles in any jurisdiction.
(b)    Compliance with Section 409A. Each Award issued under the Plan is intended to be exempt from Section 409A and will be interpreted accordingly.
(c)    Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.
(d)    Rights Reserved. Nothing in the Plan shall confer upon any Eligible Director the right to continue as a director of the Company or affect any right that the Company or any Eligible Director may have to terminate the service of such Eligible Director.
(e)    Rights As A Stockholder. Except as otherwise provided by the express terms of the Plan, an Eligible Director shall not, by reason of any Award, have any rights as a stockholder of the Company until shares of Common Stock have been issued to such Eligible Director.
(f)    Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan not declared to be unlawful or invalid. Any section or part of a section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
(g)    Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
(h)        Stockholder Approval; Effective Date of Plan. This Plan must be approved by a majority of the votes cast at a duly held meeting of the stockholders of the Company at which a quorum representing a majority of the outstanding voting shares of Common Stock is, either in person or by proxy, present and voting on the Plan, such meeting to be held within twelve (12) months after the date this Plan was adopted by the Board. If the stockholders of the Company fail to approve adoption of this Plan at such meeting, all Awards previously granted under this Plan shall immediately terminate and be forfeited. This Plan shall be effective on the date of the Company’s stockholders meeting at which it is approved, if so approved.
(i)    Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.
(j)    Duration of Plan.     The Plan will terminate at midnight on May 2, 2023, which is the tenth anniversary of the Plan’s initial adoption by the Board, and may be terminated prior to such time by Board action. No Award will be granted after termination of the Plan. Awards outstanding upon termination of the Plan may continue to be exercised or vest in accordance with their terms.